Exhibit 2.02
SHARE PURCHASE AGREEMENT
by and among
DOUBLE-TAKE SOFTWARE CANADA INC., a Canadian corporation
DOUBLE-TAKE SOFTWARE, INC., a Delaware corporation,
TIMESPRING SOFTWARE CORPORATION, a Canadian corporation,
and
THE SHAREHOLDERS OF TIMESPRING SOFTWARE CORPORATION
for the sale of all of the issued and outstanding shares of
TIMESPRING SOFTWARE CORPORATION
as of December 24, 2007

TABLE OF CONTENTS
Page

SHARE PURCHASE AGREEMENT	1

RECITALS	1

ARTICLE 1 DEFINITIONS	2

ARTICLE 2 SALE AND PURCHASE OF SHARES	2

2.01 Sale and Delivery of Shares	2
2.02 Share Purchase Price	2
2.03 Closing Purchase Price Adjustment	3
2.04 Post-Closing Purchase Price Adjustment	3
2.05 Cancellation of Options; Completion of Audit	5
2.06 Non-Resident Withholding Tax	5

ARTICLE 3 CLOSING	7

3.01 Closing	7

ARTICLE 4 INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS	9

4.01 Authorization and ownership of Shares	9
4.02 Absence of Conflicts; Consents	10
4.03 Finder’sBroker’s Fees.	10
4.04 Bankruptcy	10
4.05 Full Disclosure	10

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11

5.01 Corporate Existence; Good Standing.	11
5.02 Subsidiaries	11
5.03 Absence of Conflicts; Consents	12
5.04 Ownership; Capitalization; Options	12
5.05 Absence of Certain Changes	13
5.06 Affiliate Transactions.	15
5.07 Contracts	15
5.08 Real Property	17
5.09 Personal Property; Assets Used in the Business	17
5.10 Financial Statements	18
5.11 No Undisclosed Liabilities	18
5.12 Employee Matters	19
5.13 Pension and Benefit Plans.	20
5.14 Legal Compliance; Permits	22
5.15 Litigation; Disputes	22
5.16 Insurance	22
5.17 Customers; Vendors; Suppliers	23
5.18 Bank Accounts	23
5.19 Books and Records	23
5.20 Intellectual Property	24
5.21 Absence of Open Source Code	25
5.22 Accounts Receivable	25
5.23 Indebtedness	26
5.24 Absence of Questionable Payments	26
5.25 Scientific Research and Experimental Development	26

i

- ii -

5.26 Competition Act Assets and Revenues	26
5.27 Environmental Matters.	26
5.28 Taxes	27
5.29 Investment Canada Act	29

ARTICLE 6 REPRESENTATIONS AND WARRANTIES BY PURCHASER AND DOUBLE TAKE	29

6.01 Organization; Good Standing	29
6.02 Authorization	29
6.03 Absence of Conflicts	30
6.04 Financial Ability	30
6.05 Absence of Litigation; Compliance With Laws	30
6.06 No Brokers	30
6.07 Experience	30
6.08 Investment Intent	31
6.09 No Breach	31
6.10 Due Diligence	31

ARTICLE 7 ADDITIONAL COVENANTS AND AGREEMENTS	31

7.01 Tax Matters	31
7.02 Publicity	35
7.03 Confidentiality	36
7.04 Records	36
7.05 Employee Benefits Matters	36
7.06 Deloitte & Touche Matters	36

ARTICLE 8 SURVIVAL; INDEMNIFICATION	37

8.01 Survival Periods	37
8.02 Indemnification By seller	37
8.03 Indemnification By The Purchaser	40
8.04 Third Party Claims	40
8.05 Exclusive Remedy	41
8.06 Calculation of Losses subject to Indemnification	41
8.07 One Recovery	41
8.08 Duty To Mitigate	42
8.09 Purchaser Cooperation	42
8.10 Continuance of Directors’ and Officers’ Indemnification	42
8.11 Double-Take Joinder	42

ARTICLE 9 MISCELLANEOUS	42

9.01 Additional Actions and Documents	43
9.02 Expenses and Corrective Actions	43
9.03 Notices	43
9.04 Waiver	44
9.05 Benefit and Assignment	44
9.06 Severability	45
9.07 Governing Law	45
9.08 Language	45
9.09 Signature in Counterparts	45
9.10 Construction	45
9.11 Currency	46

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9.12 Incorporation of Exhibits, Disclosure Schedule and Schedules	46
9.13 Sellers’ Representative	46
9.14 Specific Performance	47
9.15 Arbitration	47
9.16 Entire Agreement; Amendment	47

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is dated as of December 24, 2007, by and among Capital régional et coopératif Desjardins, Desjardins capital de développement Montréal metropolitain Ouest et Nord du Québec inc., BDC Capital Inc., Ventures West 8 Limited Partnership, Capvest Equities Inc. (each a “Significant Shareholder”), Veba-Dev, Inc., 3055810 Nova Scotia Holding Company, John Bastian, Mark Squibb, Michael Peterson, Louis Newman, Dan Friedlander, Sunil Bagai, Frederick Roy Carlson, Jr., Karine de Marchie, Xavier Oriol, and Blaine Little (each a “Minority Interest Shareholder” and collectively with the Significant Shareholders, the “Sellers”), Timespring Software Corporation, Double-Take Software, Inc., a Delaware corporation (“Double-Take”), and Double-Take Software Canada Inc., a Canadian corporation (the “Purchaser”) and a direct subsidiary of Double-Take.
RECITALS
     WHEREAS, the Sellers own all of the issued and outstanding common shares (the “Common Shares”) and class A preferred shares (the “Preferred Shares”, and collectively with the Common Shares, the "Shares”) of TimeSpring Software Corporation, a corporation incorporated under the Canada Business Corporations Act (the “Company”);
     WHEREAS, the Purchaser desires to purchase from the Sellers and the Sellers desire to sell, assign and transfer to the Purchaser the Shares, which transfer shall cause the Purchaser to be the sole owner of the Company, all for the Purchase Price and subject to the terms, conditions and exclusions hereinafter set forth;
     WHEREAS, the Purchaser and the Sellers have agreed that the Purchase Price (defined herein) per Common Share is $0.0001 (the “Common Share Price”) and that the Purchase Price per Preferred Share is $0.47713 which prices have been determined by the Sellers based on the existing liquidation preferences in the Company’s certificate of incorporation which, based on the Purchase Price, would result in the holders of Common Shares receiving no consideration in connection with the sale of the Company pursuant to the terms hereof;
     WHEREAS, the Significant Shareholders have exercised, to the extent necessary, their drag-along rights to ensure that all of the Shares are sold, assigned and transferred to the Purchaser on the Closing Date, the whole in accordance with the terms of the Existing Shareholders Agreement (herein defined);
     WHEREAS, the Company has determined that the exercise price for which the Options may be exercised is, in each case, in excess of the Common Share Price;
     WHEREAS, the Company has exercised the mandatory transfer rights necessary to ensure that all of the Options and Shares issued under the TimeSpring Option Plan are cancelled or transferred to the Purchaser the whole in accordance with the terms and conditions of TimeSpring Option Plan; and

     WHEREAS, the Purchaser and the Sellers agree that a portion of the Purchase Price shall be used to repay certain loans of the Company owed to the Significant Shareholders and to Veba-Dev Inc.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Appendix A sets forth a list of certain defined terms used in this Agreement.
ARTICLE 2
SALE AND PURCHASE OF SHARES
  2.01 Sale and Delivery of Shares
     On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, at the Closing, each Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from each Seller, the Shares set forth opposite each Seller’s name on Exhibit A hereto for the Purchase Price set forth opposite each Seller’s name on Exhibit A hereto, as may be adjusted pursuant to Section 2.03 and Section 2.04.
  2.02 Share Purchase Price
     As consideration for the purchase and sale of the Shares and payment of the Funded Indebtedness, Purchaser shall pay Sellers by wire transfer of immediately available funds, to each Seller into the accounts designated in writing by the Sellers as shown on Exhibit A, the following sums (the “Purchase Price”):
     (a) Closing Cash Payments. Eight Million Dollars ($8,000,000 ) plus the amount of the Net Operating Costs through Closing plus the amount of the Initial Working Capital Adjustment Payment (if any and as provided below), less the amount of the Funded Indebtedness (the “Initial Purchase Price”) in cash. Of this amount, One Million Two Hundred Thousand ($1,200,000) (the “Escrow Amount”) shall be paid to the Escrow Agent and shall be held in escrow for a period of twenty-four (24) months following the Closing Date as security for the indemnification obligations of the Sellers set forth in Section 8.02, and Two Hundred Thousand ($200,000) (the “SR&ED Escrow Amount”) shall be paid to the Escrow Agent and shall be held in escrow until the receipt of the SR&ED Cheque(s) with respect to the SR&ED Credit as security for the indemnification obligations of the Significant Shareholders with respect to the SR&ED Credit, as set forth in Section 8.02. The Escrow Amount and the SR&ED Escrow Amount shall be governed by the terms and conditions of an Escrow Agreement by and among the Significant Shareholders, Purchaser, Double-Take Software Canada, Inc. and Computershare (the “Escrow Agent”) in the form attached hereto as Exhibit C;
     (b) Payment of Funded Indebtedness. All Funded Indebtedness shall be paid in cash by the Purchaser to the creditors thereof, as set forth in Exhibit B, at Closing; and
     (c) Post-Closing Purchase Price Adjustment. The amount, if any, determined pursuant to Section 2.04 below within the time frame set forth therein.
  2.03 Closing Purchase Price Adjustment
     (a) At least five (5) days prior to the Closing Date, the Significant Shareholders shall deliver to Purchaser a statement setting forth in good faith the value of the Working Capital, estimated as of the Closing Date (the “Estimated Working Capital Statement”) in a form substantially similar to Exhibit G.
     (b) At the Closing, the Significant Shareholders shall provide Purchaser with a notice that includes the Significant Shareholders’ determination of the “Initial Working Capital Adjustment Payment”, which shall equal the difference, if any, between (x) the amount of the Working Capital, as reflected on the Estimated Working Capital Statement, minus (y) the Target Working Capital. If the Initial Working Capital Adjustment Payment is a positive amount, then the Initial Purchase Price to be paid by the Purchaser at Closing shall be increased by the amount of the Initial Working Capital Adjustment Payment. If the Initial Working Capital Adjustment Payment is a negative amount, then the Initial Purchase Price to be paid by the Purchaser at Closing shall be reduced by the amount of the Initial Working Capital Adjustment Payment.
  2.04 Post-Closing Purchase Price Adjustment
     (a) The Purchaser shall prepare and deliver to the Sellers’ Representative, as promptly as practical, but no later than sixty (60) days after the Closing, a balance sheet of the Company at the Closing Date (the “Closing Date Balance Sheet”), a calculation of the Closing Net Working Capital derived from the Closing Date Balance Sheet (and in a manner consistent with Section 2.03 (a)) a notice setting forth the Purchaser’s determination of the Post-Closing Purchase Price Adjustment (the “Closing Net Working Capital Statement”), all of which shall be prepared in accordance with GAAP and in a manner consistent with the Company’s past practices (which past practices shall include any year end adjustments made by the Company or required by the Company’s auditors in previous years). The Post-Closing Purchase Price Adjustment shall be calculated in accordance with the procedures set forth in this Section 2.04.
     (b) The Post-Closing Purchase Price Adjustment shall be equal to the difference, if any, between (x) the amount of the Closing Net Working Capital, as reflected on the Closing Net Working Capital Statement, minus (y) the amount of the Working Capital (positive or negative), as reflected in the Estimated Working Capital Statement (the “Post-Closing Purchase Price Adjustment”). If the Post-Closing Purchase Price Adjustment is negative, the Significant Shareholders shall pay to the Purchaser the amount of such difference and if the Post-Closing Purchase Price Adjustment is positive, the Purchaser shall pay to the Significant Shareholders the amount of such difference in accordance with Sections 2.04 (e) and (f).

     (c) Following receipt of the Closing Date Balance Sheet and the calculation of the Post-Closing Purchase Price Adjustment, the Significant Shareholders will be afforded a period of thirty (30) days to review the Closing Date Balance Sheet and the Closing Net Working Capital Statement (the “Review Period”). The Significant Shareholders shall be deemed to have accepted the Closing Net Working Capital Statement and the Closing Date Balance Sheet unless, prior to the expiration of the Review Period, the Sellers’ Representative delivers to the Purchaser written notice setting forth reasonable detail on the amount (if any) and nature of those items in the Closing Net Working Capital Statement and the Closing Date Balance Sheet that the Significant Shareholders dispute, in which case the Closing Net Working Capital Statement and the Closing Date Balance Sheet to the extent not affected by the disputed items, will be deemed to be accepted, and the items identified by the Significant Shareholders shall be deemed to be in dispute and will be handled in accordance with Section (d) below. In order to permit the Significant Shareholders to effectively review the Closing Date Balance Sheet and the Closing Net Working Capital Statement, the Purchaser shall promptly, upon written request of the Sellers’ Representative, provide copies of all relevant accounting worksheets and documentation of the Purchaser used in connection with the preparation of such documents and amounts.
     (d) Within a further period of thirty (30) days from the end of the Review Period, the parties will attempt to resolve in good faith any disputed items. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to KPMG LLP (or, if it refuses such mandate, Ernst & Young, if it refuses such mandate BDO Dunwoody LLP, and if all three refuse, to a nationally recognized, independent accounting firm) (the “Accounting Referee”). The Accounting Referee shall be directed to issue a decision within forty-five (45) days of submission of the unresolved disputed items to the Accounting Referee. The unresolved disputed items (if any) relating to the Closing Date Balance Sheet and the Closing Net Working Capital Statement, will be deemed to be as determined by the Accounting Referee in accordance with GAAP applied in a manner consistent with the Company’s past practices (which past practices shall include any year end adjustments made by the Company or required by the Company’s auditors in previous years). If the Sellers’ Representative’s calculation of the disputed item was incorrect by more than 20%, the Significant Shareholders shall bear the full cost of the determination by the Accounting Referee, otherwise such costs shall be equally paid by the Purchaser, on the one hand, and the Significant Shareholders on the other hand. The decision of the Accounting Referee shall be final and binding and shall not be subject to appeal or challenge for any reason (other than gross negligence, fraud or willful misconduct).
     (e) Within five (5) business days after the determination of the Post-Closing Purchase Price Adjustment, the Significant Shareholders shall pay to the Purchaser, or the Purchaser shall pay to the Significant Shareholders, as the case may be, the net amount of any adjustment to the Initial Purchase Price required pursuant to Section 2.04(b).
     (f) Any payments pursuant to this Section 2.04(b) shall be made by wire transfer of immediately available funds to the accounts designated in writing at least five (5) business days prior to such payment by the Sellers’ Representative or the Purchaser, as the case may be. Payments shall bear interest ninety (90) days after the Closing through the date of payment at the rate of interest publicly announced by Bank of Montreal or any successor thereto in Montreal, Quebec from time to time as its prime rate for Canadian dollar loans from the Closing to the date of payment plus two percent (2%).

2.05 Cancellation of Options; Completion of Audit
     (a) The Company shall have taken all actions necessary to cancel all outstanding Stock Options without any further liability to the Company as of the Closing Date, including without limitation, by sending any notices required by the Employee Stock Option Plan of TimeSpring Software, Inc. (the “TimeSpring Option Plan”).
     (b) The Company shall have delivered to the Purchaser the signed audit report for the year ended December 31, 2006 as certified by Deloitte & Touche, independent public accountants, in no event later than five (5) business days prior to the Closing Date.
2.06 Non-Resident Withholding Tax
     Each Non-Resident Seller hereby represents and warrants that he shall comply with the provisions and requirements of section 116 of the ITA, and sections 1097 and following of the QTA. “QTA” means the Taxation Act (Quebec), R.S.Q., c.I-3, as amended, and the regulations thereunder, including any notice or announcement by the Minister of Finance (Quebec) or Revenue Quebec which may result in an amendment.
     In respect of the Seller Price, the Purchaser shall withhold as follows:
(a)	If, prior to the date hereof, the Non-Resident Seller has not delivered to the Purchaser a certificate issued by the Canada Revenue Agency (the “CRA”) under subsection 116(2) of the ITA (a “116(2) Certificate”) in a form and substance acceptable to the Purchaser and its counsel, then the Purchaser is entitled to and shall withhold from the Seller Price an amount equal to 25% of the Seller Price;

(b)	If, prior to the 30th day of the month following the month in which this Agreement is executed (subject to Section 2.06 (e) and Section 2.06 (k), the “Remittance Date”), the Non-Resident Seller delivers to the Purchaser a certificate of compliance issued by the CRA under subsection 116(4) of the ITA (a “116(4) Certificate”) in a form and substance acceptable to the Purchaser and its counsel in the amount of the Seller Price, then the Purchaser shall pay forthwith to the Non-Resident Seller the amount withheld pursuant to Section 2.06 (a);

(c)	If, prior to the Remittance Date, the Non-Resident Seller has delivered to the Purchaser a 116(2) Certificate in a form and substance acceptable to the Purchaser and its counsel, then the Purchaser shall:
(i)	pay to the Non-Resident Seller 25% of the amount of the certificate limit set out in the 116(2) Certificate; and

(ii)	continue to withhold the balance, if any of the amount withheld pursuant to Section 2.06 (a).
(d)	If neither a 116(4) Certificate nor a 116(2) Certificate with a certificate limit equal to the Seller Price has been delivered to the Purchaser prior to the Remittance

Date, then the Purchaser shall (subject to Section 2.06 (e)) remit the amount withheld in accordance with Section 2.06 (a) or Section 2.06 (c), as the case may be, to the Receiver General of Canada;

(e)	If neither a 116(4) Certificate, nor a 116(2) Certificate with a certificate limit equal to the Seller Price has been delivered to the Purchaser by the Non-Resident Seller prior to the Remittance Date but the Non-Resident Seller delivers an abeyance letter issued by the CRA to the Purchaser prior to the Remittance Date in form and substance acceptable to the Purchaser and its counsel, stating that no interest or penalty will be levied on the amount withheld by the Purchaser pending the issuance of the 116(4) Certificate or 116(2) Certificate, as the case may be (the “Federal Abeyance Letter”), then in such circumstances the Remittance Date shall, for the purposes of Section 2.06 (b), 2.06 (c), and 2.06 (d), mean the date that is the earlier of (i) , if any, provided for in the Federal Abeyance Letter and (ii) the date on which the CRA revokes the Letter and/or requests that the amount withheld be remitted;

(f)	Forthwith following a written request from the Non-Resident Seller, the Purchaser shall pay out from an amount withheld in accordance with Section 2.06 (a) or Section 2.06 (c) above to the Receiver General of Canada the amount set out in the request;
In respect of the Seller Price on the date hereof, the Purchaser shall also withhold as follows:
(g)	If, prior to the date hereof, the Non-Resident Seller has not delivered to the Purchaser a certificate issued by the Ministère du Revenu du Québec (the “MRQ”) under subsection 1098 of the QTA (a “1098 Certificate”) in a form and substance acceptable to the Purchaser and its counsel, then the Purchaser is entitled to and shall withhold from the Seller Price an amount equal to 12% of the Seller Price;

(h)	If, prior to the Remittance Date, the Non-Resident Seller delivers to the Purchaser a certificate of compliance issued by the MRQ under subsection 1100 of the QTA (a “1100 Certificate”) in a form and substance acceptable to the Purchaser and its counsel, then the Purchaser shall pay forthwith to the Non-Resident Seller the amount withheld pursuant to Section 2.06 (g);

(i)	If, prior to the Remittance Date, the Non-Resident Seller has delivered to the Purchaser a 1098 Certificate in a form and substance acceptable to the Purchaser and its counsel, then the Purchaser shall:
(i)	pay to the Non-Resident Seller 12% of the amount of the certificate limit set out in the 1098 Certificate; and

(ii)	continue to withhold the balance, if any of the amount withheld pursuant to Section 2.06 (g).

(j)	If neither a 1100 Certificate nor a 1098 Certificate with a certificate limit equal to the Seller Price has been delivered to the Purchaser by the Non-Resident Seller prior to the Remittance Date, then the Purchaser shall (subject to Section 2.06 (k)) remit the amount withheld in accordance with Section 2.06 (g) or Section 2.06 (i), as the case may be, to the MRQ;

(k)	If neither a 1100 Certificate nor a 1098 Certificate with a certificate limit equal to the Seller Price has been delivered to the Purchaser by the Non-Resident Seller prior to the Remittance Date but the Non-Resident Seller delivers an abeyance letter issued by the MRQ to the Purchaser prior to the Remittance Date in form and substance acceptable to the Purchaser and its counsel, stating that no interest or penalty will be levied on the amount withheld by the Purchaser pending the issuance of either a 1100 Certificate or a 1098 Certificate, as the case may be (the “Provincial Abeyance Letter”), then the Remittance Date shall, for the purposes of Sections 2.06 (h), 2.06 (i) and 2.06 (j), mean the date that is the earlier of (i), if any, provided for in the Provincial Abeyance Letter and (ii) the ate that the MRQ revokes the Letter and/or requests that the amount withheld be remitted..

(l)	Forthwith following a written request from the Non-Resident Seller, the Purchaser shall pay out from an amount withheld in accordance with Section 2.06 (g) or 2.06 (i) above to the MRQ the amount set out in the request.
ARTICLE 3
CLOSING
3.01 Closing
     (a) The closing of the purchase and sale of the Shares contemplated hereby (the “Closing”) shall be held at the Montreal, Quebec offices of Osler, Hoskin and Harcourt LLP at 10:00 a.m., Montreal time, on the date hereof. The date of the Closing is referred to herein as the “Closing Date”. The effective time of the transfer of the Shares shall be deemed to have been as of the close of business, Montréal time, on the Closing Date.
     (b) At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:
(i) the share certificates representing the Shares, together with stock powers executed in blank;
(ii) an opinion from Sellers’ legal counsel addressed to the Purchaser, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C;
(iii) Payoff Letters, authorization(s) to remove Encumbrance filings and any security interests in respect of Funded Indebtedness, releases of Seller guaranties, removal of Sellers and their agents from the Company’s and its Subsidiaries’ bank accounts;

(iv) the Escrow Agreement executed by each Seller and the Escrow Agent;
(v) the Consents; and
(vi) the agreement terminating the Existing Shareholders’ Agreement.
(c)	At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:
(i) certificates duly executed by the secretary or any assistant secretary of the Company and each Subsidiary, dated as of the Closing, attaching, and certifying on behalf of the Company and each Subsidiary as complete and correct, copies of the certificate of incorporation and the bylaws of the Company and the Subsidiaries, as in effect as of the Closing;
(ii) a certificate of compliance for the Company in Canada certified as of five (5) business days prior to the Closing Date by the Director appointed under the CBCA or any of its Deputy Director and the corporate documents of any Subsidiaries referred to in Section 3.01 of the Disclosure Schedule showing that the Subsidiaries are in good standing to the satisfaction of the Purchaser’s counsel;
(iii) a certificate of attestation and good standing for the Company in Quebec under the Act respecting the legal publicity of sole proprietorships, partnerships, and legal persons certified as of no later than five (5) business days prior to the Closing Date by the Enterprise Register;
(iv) all minute books and other organizational books and records of the Company and its Subsidiaries (including the share certificates for the Subsidiaries) including the certificates of incorporation, the bylaws and other organizational documents of the Company and each Subsidiary, each as in effect as of the Closing;
(v) the written resignations, effective as of the Closing Date or such other date as the Purchaser may designate, of the officers and directors of the Company and each Subsidiary as are designated by the Purchaser to resign and releases of the Company and its Subsidiaries from all liability, in form and substance reasonably satisfactory to the Purchaser;
(vi) a certificate duly executed by the secretary or assistant secretary of the Company, dated as of the Closing, attaching, and certifying on behalf of the Company as complete and correct, a copy of the resolution of the board of directors of the company approving the transfer of the Shares to the Purchaser; and

(vii) the engagement letter with Deloitte & Touche executed by an authorized officer of the Company.
     (d) At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers:
(i) a certificate duly executed by the secretary or any assistant secretary of Double-Take and Purchaser, dated as of the Closing, attaching, and certifying on behalf of Double-Take as complete and correct copies of the resolutions of the Board of Directors of Double-Take and Board of Directors of Purchaser authorizing the execution, delivery and performance by Double-Take and the Purchaser of this Agreement and the transactions contemplated hereby, and certifying on behalf of Double-Take and the Purchaser the incumbency of each officer of Double-Take and the Purchaser executing this Agreement or any document delivered in connection with the Closing;
(ii) the Escrow Agreement executed by the Purchaser and Double-Take;
(iii) the Initial Purchase Price paid by the Purchaser by wire transfer of immediately available funds as follows: (A) the Escrow Amount and the SR&D Escrow Amount shall be paid to the Escrow Agent pursuant to Section 2.02(a); and (B) the balance of the Initial Purchase Price to the account or accounts specified by the Sellers on Exhibit A; and
(iv) the Funded Indebtedness shall be repaid in full.
ARTICLE 4
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller, as to himself, represents and warrants to the Purchaser and Double-Take, as follows:
4.01 Authorization and ownership of Shares
     The Seller has the legal right, capacity, power and authority to enter into and perform the terms of this Agreement, the agreements, and instruments referred to herein, and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized by all necessary actions of the Seller. The Seller has complied with the terms of the Existing Shareholders’ Agreement, including the provisions of Section 9 thereof, and has agreed to waive the provisions of Section 9.2.2 to the extent that they conflict with this Agreement. The Drag-Along Right (as defined in the Existing Shareholders’ Agreement) has been validly effected and no shareholder has informed or notified the Seller that such shareholder has objected to, or threatened to object to, the use of the such Drag Along Right. This Agreement constitutes, and upon execution and delivery each other agreement and instrument will constitute, a valid and binding agreement and obligation of the Seller, enforceable in accordance with its terms subject to any limitations imposed by Law. Except as set forth on Section 4.01 of the Disclosure Schedule, the Seller is not a non resident person within the meaning of the ITA.
     The Shares as set forth on Exhibit A are owned beneficially and of record by the Seller, free and clear of all Encumbrances. Upon delivery of payment for the Shares as provided herein, the Purchaser will acquire good and valid title to the Shares, free and clear of all Encumbrances, other than Encumbrances arising from acts of the Purchaser or Double-Take.
4.02 Absence of Conflicts; Consents
     (a) The execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by the Seller with any of the provisions hereof or thereof will not conflict with, or result in any (i) violation or default with respect to the articles of incorporation and by-laws or comparable organizational documents of the Company or its Subsidiaries, or (ii) material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (a) any Material Contract or Permit to which any of the Seller is a party or by which any of the properties or assets of the Seller are bound; (b) any Order of any Governmental Authority applicable to the Seller, by which any of the material properties or assets of the Seller, are bound; or (c) any applicable Law applicable to the Seller.
     (b) Except as disclosed in Section 4.02(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Seller in connection with the execution and delivery of this Agreement, the compliance by the Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby.
4.03 Finder’s/Broker’s Fees.
     Except for Strategic Advisory Services International, LLC, to whom payments constitute Company Transaction Expenses, no Person acted, directly or indirectly, as broker, finder or financial advisor for the Sellers in connection with the transactions contemplated by this Agreement and no Person, claiming through the Sellers, is or will be entitled to any fee or commission or like payment in respect thereof.
4.04 Bankruptcy
     There has not been filed any petition or application, or any Proceeding commenced which has not been discharged, by or against any Seller or any assets of any Seller, or, to the Seller’s Knowledge, the Company or any Subsidiary with respect to any assets of the Company or any Subsidiary, under any Law relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors’ rights, and no assignment has been made by any Seller, or to the Seller’s Knowledge, the Company or any Subsidiary, for the benefit of creditors.
4.05 Full Disclosure

     No representation or warranty made by such Seller in this Agreement contains any untrue statement of a material fact and such Seller has not omitted to state any material fact necessary to make any of the representations or warranties made by the Sellers in this Agreement not misleading to the Purchaser.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Purchaser and Double-Take, subject to the specific qualifications and limitations set forth herein, and, except as set forth in the Disclosure Schedule, as follows, and the Significant Shareholders agree, as further set forth in and subject to Article 8 hereof, to indemnify the Purchaser and Double-Take to the extent that such representation and warranties of the Company contained herein are not true and correct:
5.01 Corporate Existence; Good Standing.
     The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to so qualify or be in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect. Section 5.01 of the Disclosure Schedule sets forth all jurisdictions in which the Company is qualified to do business. The Company is not a “reporting issuer” pursuant to the Securities Act (Quebec).
5.02 Subsidiaries
     (a) Except as set forth on Section 5.02(a) of the Disclosure Schedule, the Company has no Subsidiaries and the Company does not control, directly or indirectly, or have any direct or indirect equity interests in any Person.
     (b) Section 5.02(b) of the Disclosure Schedule sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized share capital, the number and class of shares thereof issued and outstanding, the names of all shareholders or other equity owners and the number of shares owned by each shareholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation, limited liability company, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares or equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All equity interests of each Subsidiary are owned, free and clear of any and all Liens. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares or other equity interests of any Subsidiary or other securities convertible into shares or other equity interests of any Subsidiary. There are no material restrictions, other than those imposed by applicable corporate law, on the ability of any Subsidiary to make distributions of cash to their respective equity holders.
5.03 Absence of Conflicts; Consents
     (a) The execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby, or compliance by the Company with any of the provisions hereof or thereof will not conflict with, or result in any (i) material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (a) any Material Contract or Permit to which any of the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (b) any Order of any Governmental Authority applicable to the Company or any Subsidiary, by which any of the properties or assets of the Company or any Subsidiary, are bound; or (c) any applicable Law applicable to the Company or any Subsidiary.
     (b) Except as disclosed in Section 5.03(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement, the compliance by the Company with any of the provisions hereof, or the consummation of the transactions contemplated hereby.
5.04 Ownership; Capitalization; Options
     Except as disclosed in Section 5.04 of the Disclosure Schedule:
     (a) The Company’s authorized share capital consists solely of an unlimited number of Common Shares (the “Common Shares”) and an unlimited number of Class A preferred shares (the “Preferred Shares”), all without par value. 1,794,902 Common Shares are issued and outstanding and 6,900,261 Preferred Shares are issued or outstanding. All of the issued and outstanding shares of the Company are owned by the Sellers and in the respective amounts set forth on Exhibit A and have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth in this Section 5.04, there are no shares or securities or other rights convertible or exchangeable into or exercisable for shares of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such shares, securities, profit participations or other rights). There are no irrevocable proxies or other contracts or understandings to which the Company or any Seller is a party or is bound with respect to the consent of any Shares or other equity interests of the Company.
     (b) All Shares are not subject to any pre-emptive rights.
     (c) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any shares or securities or other rights convertible or exchangeable into or exercisable for shares of the Company or any Subsidiary of the Company.
     (d) Other than the issuance of Shares upon exercise of Stock Options, since January 1, 2007 and through the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.
     (e) Each Employee Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, shares of the Company or any Subsidiary of the Company (each, a “Company Stock Award Plan”) is set forth (and identified as a Company Stock Award Plan) in Section 5.04 (e) of the Disclosure Schedule. The Company has provided to Purchaser correct and complete copies of all Company Stock Award Plans and all forms of options and other stock-based awards (including award agreements) issued under such Company Stock Award Plans all of which have been terminated, without further obligation owing to the holders thereof, prior to the Closing Date in accordance with the terms of the Company Stock Award Plan.
     (f) The Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rates or disposition of the Shares.
5.05 Absence of Certain Changes
     Since August 31 2007, no event or circumstance has occurred, that individually or in the aggregate with another event or circumstance of a similar nature, has had or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 5.05 of the Disclosure Schedule, the Company and each Subsidiary has conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as disclosed in Section 5.05 of the Disclosure Schedule, with specific reference to the subsections hereof, since August 31, 2007:
     (a) neither the Company nor any Subsidiary has issued any shares or member interests, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds;
     (b) neither the Company nor any Subsidiary has declared or made payment of, or set aside for payment, any dividends or distributions of any Assets, or purchased, redeemed or otherwise acquired any of its share capital, any securities convertible into shares, or any other securities;
     (c) neither the Company nor any Subsidiary has increased the rate of compensation payable, or to become payable, to any of its officers, directors or employees over the rate being paid to them on August 31, 2007, or agreed to increase the coverage or benefits available under any Employee Benefit Plan;
     (d) neither the Company nor any Subsidiary has made any accrual or arrangement for or payment of bonuses or deferred or special compensation of any kind to any director, officer or employee other than in accordance with bonuses in effect prior to and relating solely to the period ended December 31, 2006 and reflected on the Audited Financial Statements as a current liability;
     (e) neither the Company nor any Subsidiary has directly or indirectly paid any severance or termination pay to any officer or employee;
     (f) neither the Company nor any Subsidiary has made capital expenditures aggregating more than $20,000, or entered into commitments therefore;
     (g) neither the Company nor any Subsidiary has made any change in any method of accounting or accounting practice;
     (h) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $5,000 for any single loss or $15,000 for all such losses;
     (i) there has not been any change by the Company or any Subsidiary in Tax reporting principles, methods or policies;
     (j) neither the Company nor any Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;
     (k) neither the Company nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings and the Companies have established appropriate reserves therefore, consistent with past practices and in accordance with GAAP;
     (l) neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any director, officer, partner, shareholder or Affiliate of any Seller;
     (m) neither the Company nor any Subsidiary has (i) mortgaged, pledged, hypothecated or subjected to any Lien any of its assets, or (ii) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of either Company or any Subsidiary, except, in the case of clause (ii), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

     (n) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;
     (o) neither the Company nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Companies and the Subsidiaries taken as a whole;
     (p) neither the Company nor any Subsidiary has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness;
     (q) neither the Company nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;
     (r) neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding; or
     (s) neither the Company nor any Subsidiary has made an agreement or otherwise committed to do anything set forth in this Section 5.05
5.06 Affiliate Transactions.
     Except as set forth on Section 5.06 of the Disclosure Schedule, neither any present or former officer, employee, director or shareholder of the Company or any Subsidiary, nor any Affiliates of the officers, employees, directors or shareholders (a) is currently a party to any transaction with the Company or any Subsidiary, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of assets from or to, provision of any loan guaranty or extension of credit to or from, or otherwise requiring payments to, any of the officers, employees, directors, shareholders or Affiliates or (b) has any claim against the Company or any Subsidiary.
5.07 Contracts
     (a) Section 5.07(a) of the Disclosure Schedule lists all Material Contracts. The Company and each Subsidiary has performed, in all material respects, all the obligations under each Material Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound at the date hereof. Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and, assuming due authorization, execution and delivery by the parties thereto other than the Company or such Subsidiary, is legally enforceable against the Company or such Subsidiary in accordance with its terms, provided, however, such representation as to enforceability is subject to limitations in respect of bankruptcy and other laws applicable to creditor’s rights and general principles of equity. The are no Contracts, other than the Material Contracts, involving payments to or by the Company or any Subsidiary aggregating in excess of $25,000 during the term of the Contract.

     (b) All necessary governmental approvals with respect to any Material Contract to be obtained by the Company or any Subsidiary have been obtained, all necessary filings or registrations therefore to be made by the Company or any Subsidiary have been made, and there are no pending or threatened cancellations thereof, and there are no outstanding disputes thereunder other than failures, cancellations or disputes which would not cause a Material Adverse Effect. With respect to each such Material Contract: (i) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract, and (ii) no party has repudiated or threatened to repudiate any material provision of the Contract.
     (c) Except as specified on Section 5.07(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any oral or written (i) Contract for the employment, severance or retention of or payment to, of any officer, employee, consultant or independent contractor; (ii) Contract for any severance, bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalization, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing employee or executive benefits to any officer or employee or former officer or former employee; (iii) Contract involving any partnership or joint venture agreement; (iv) Contract for any lease or other occupancy or use agreements, oral or written, nor has the Company granted any options, rights of first refusal or security or other interests other than Permitted Encumbrances in or relating to the Assets or the business of the Company or the Subsidiaries; (v) Contract for any agreements giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company or any of its Subsidiaries; (vi) distributor, dealer, manufacturer’s representative, sales agency, advertising, property management or brokerage Contract; (vii) Contract for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $10,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party); (viii) Contract for the acquisition or sale of any real estate or other material Assets (whether by merger, purchase of stock or Assets or otherwise); (ix) Contract for the sale of any of its material Assets or the grant of any preferential rights to purchase any of its material Assets or rights; (x) Contract which contains any provisions requiring the Company or any Subsidiary to guaranty or indemnify any other party thereto other than indemnification for the use of certain licensed trademarks and related intellectual property of customers necessary to conduct its business operations in the Ordinary Course of Business; (xi) joint venture Contract or other Contract involving the sharing of profits or proprietary information of the Company; (xii) any Contract (including, without limitation, Contract not to compete and exclusivity Contract) that reasonably could be interpreted to impose any material restriction on the Company’s or any Subsidiary’s ability to conduct its business operations in the Ordinary Course of Business; or (xiii) Contract under which the Company or any Subsidiary has made cash advances.
     (d) Except as set forth on Schedule 5.05(c), the Company and its Subsidiaries have no Loss Contracts and have no outstanding bids for potential customer Contracts that could result in a Loss Contract.
     (e) Schedule 5.05(d) sets forth a true, accurate and complete list as of October 31, 2007 of all warranty, maintenance, repair, support and service obligations of the Company and each of its Subsidiaries with respect to the Company’s and its Subsidiaries’ products and services.

5.08 Real Property
     (a) Section 5.08(a) of the Disclosure Schedule sets forth all real (immovable) property owned or leased by the Company and any Subsidiary (the “Real Property”) and indicates the date of each lease, the parties thereto and all amendments thereto. The operation of the properties and business of the Company in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, or other requirements of Laws, except for any violations which would not, individually or in the aggregate with any such other violations, be and would not reasonably be expected to have a Material Adverse Effect.
     (b) To the Knowledge of the Company, except as set forth on Section 5.08(b) of the Disclosure Schedule and for the Permitted Encumbrances, no restrictive covenants, easements, servitudes, rights-of-way, or regulations of record materially impair the uses of the Real Property of the Company for the purposes for which they are now operated. Except as set forth on Section 5.08(b) of the Disclosure Schedule, all leases of Real Property by the Company or any Subsidiary are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing Date. Except as set forth on Section 5.08 (b) of the Disclosure Schedule, all facilities leased by the Company or any Subsidiary have received Permits of any Governmental Authority required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all requirements of Laws, other than failures to comply which would not cause a Material Adverse Effect. Except as set forth on Section 5.08(b) of the Disclosure Schedule, the Company and any Subsidiary have a valid lease interest in, the Real Property purported to be leased by them free and clear of all Liens other than those reflected in the Financial Statements and Permitted Encumbrances.
     (c) Neither the Company nor any Subsidiary is in material default under any lease and there does not exist under any lease any material default of any other party or any event which with notice or lapse of time or both would constitute a material default. No party to any such lease has exercised any termination rights with respect thereto. There does not exist any actual, threatened or contemplated condemnation that affects any Real Property or any part thereof, and none of the Company, any Subsidiary or any Seller has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof. None of the Company, any Subsidiary or any Seller has received any notice from any insurance company that has issued a policy with respect to any Real Property requiring performance of any structural or other repairs or alterations to such Real Property. The Real Property and the buildings, fixtures and improvements thereon are suitable for the uses for which the Company and the Subsidiary currently uses them or currently intends to use them and do not contain any asbestos.
5.09 Personal Property; Assets Used in the Business
     (a) Except as set forth on Section 5.09 of the Disclosure Schedule, the Company and the Subsidiaries have good, valid and marketable title to all Assets purported to be owned by them, free and clear of all Liens other than those referred to in the Financial Statements (or the notes thereto) and Permitted Encumbrances. All material personal (movable) property of the Company and the Subsidiaries used in their business is in good operating condition and repair

(ordinary wear and tear excepted) and is suitable and adequate for the uses for which the Company and the Subsidiaries currently use it. All leases and licensing agreements for personal (movable) property (“Personal Property Leases”) leased or licensed by the Company and the Subsidiaries are valid and in full force and effect, as to the Company and the Subsidiaries, and those involving annual payments in excess of $25,000 are listed on Section 5.09 of the Disclosure Schedule. All such leased personal (moveable) property is in good operating condition and repair (ordinary wear and tear excepted) and is suitable and adequate for the uses for which the Company and the Subsidiaries currently use it. The Company and its Subsidiaries have performed all material obligations required to be performed by them under the Personal Property Leases. The Assets are sufficient to conduct the Business in substantially the same manner as the Business was conducted in the 6 month period preceding the Closing Date. No person or Governmental Authority has an option to purchase, right of first refusal or other similar right with respect to all or any part of such Assets other than in the Ordinary Course of Business.
     (b) No other party is in default thereof, and no party to any Personal Property Lease has exercised any termination rights with respect thereto.
5.10 Financial Statements
     (a) The Company has provided to the Purchaser and has included in Section 5.10 of the Disclosure Schedule:
     (i) the audited balance sheet of the Company as of the end of the years ending December 31, 2005 and 2006 and the audited combined statements of income, stockholders’ equity and cash flow for those periods, including the notes relating thereto, (the “Audited Financial Statements”), certified by Deloitte & Touche, independent public accountants; and
     (ii) the unaudited balance sheet of the Company as of August 31, 2007 (the “Balance Sheet”) and the related unaudited statement of income for the eight-month period then ended prepared on a basis consistent, except as disclosed in Section 5.10 of the Disclosure Schedule, with the financial statements described in clause (i) (the “Interim Financial Statements”); except for notes to such financial statements.
     (b) All such Financial Statements fairly present, in all material respects, in accordance with GAAP, (except as noted above), the financial position of the Company as of the dates indicated and the results of operations and changes in financial position of the Company for the periods then ended. The Financial Statements described in this Section 5.08 have been prepared in accordance with GAAP consistently applied (except to the extent set forth above and in the notes to such financial statements). True and correct copies of all letters (or those portions thereof relating to the Company) received from the independent chartered accountants of the Company since January 1, 2005 pertaining to the internal accounting systems or controls of the Company have been furnished to the Purchaser or Double Take.

5.11 No Undisclosed Liabilities
     Except to the extent (a) reflected or reserved against in the Balance Sheet, or (b) incurred in the Ordinary Course of Business after the date of the Balance Sheet and either discharged prior to Closing or described on Section 5.11(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others) other than performance obligations with respect to the Company’s or its Subsidiaries’ Contracts which obligations have not had, and would not reasonably be expected to have, a Material Adverse Effect.
5.12 Employee Matters
     Except as set forth on Section 5.12 of the Disclosure Schedule, none of the Company or any Subsidiaries has made any Contract with any labor union or employee association nor made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements and, except as set forth on Section 5.12 of the Disclosure Schedule, there are no current attempts to organize or establish any labor union or employee association with respect to any employees of the Company or any Subsidiary, nor is there any certification of any such union with regard to a bargaining unit. There are no grievances against the Company or any Subsidiary for which the Company or any Subsidiary has received written notice under any collective agreement. There has been no complaint, grievance, claim, work order or investigation filed, made or commenced against the Company or any Subsidiary in respect of or affecting the Company or any Subsidiary or its Business pursuant to any applicable employee or employment Laws and there are no outstanding decisions or settlements or pending settlements under any such Laws which place any obligation upon the Company or any Subsidiary to do or refrain from doing any Act or which place a financial obligation upon the Company or any Subsidiary. The Company and each Subsidiary has paid or accrued all current assessments under all employment Laws in relation to the Company and such Subsidiary, the Company and each Subsidiary has not been subject to any special or penalty assessment under any employment Laws which has not been paid and the workers’ compensation claims experience of the company and the Subsidiaries has not given rise to or resulted in any surcharge or additional premium being imposed on the Company or any Subsidiary under any workers’ compensation Laws and there are not currently pending any claims or investigations with respect to any of the foregoing. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Section 5.12 of the Disclosure Schedule contains a complete and accurate list of the names of all individuals who are employees of the Company or any Subsidiary specifying: (i) with respect to the unionized employees, the rate of hourly pay, whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation; and (ii) with respect to salaried employees, the length of service, age, title, rate of salary and commission or bonus structure for each such employee. No notice has been received by the Company or any Subsidiary of any complaint filed by any of the employees against the Company or any Subsidiary claiming that the Company or any Subsidiary has violated any Laws applicable to employee or human rights, or of any complaints or proceedings of any kind involving the Company or any Subsidiary or any of the employees of the Company or any Subsidiary before any labor relations board, except as set forth on Section 5.12 of the Disclosure Schedule. All levies, assessments and penalties made against the Company or any Subsidiary pursuant to any Laws applicable to workers’ compensation have been paid by the

Company or any Subsidiary, and neither the Company nor any Subsidiary has been assessed any levies, assessments or penalties under any such legislation during the past three years. None of the Company nor any Subsidiary has any outstanding obligation to re-instate any particular employee. The Company and each Subsidiary has paid all wages, salaries, bonuses and other remuneration to its employees and independent contractors when due and has made all deductions required by Law to be made for wages and salaries, which deductions are consistent with past practices and have been reflected on the books and records of the Company or Subsidiary as the case may be, in accordance with GAAP and has either remitted same to the respective legally constituted authorities entitled to receive payment of same or has provided for same in its accounts. The salaries and bonuses of all employees of the Company and each Subsidiary are paid by the Company or by such Subsidiary, as the case may be. Except as set forth on Section 5.12 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not give rise to any liability of the Company or any Subsidiary for severance pay or termination or so-called “parachute” benefits.
5.13 Pension and Benefit Plans.
     (a) Section 5.13(a) of the Disclosure Schedule identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, stock appreciation, deferred compensation, retirement savings, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit plan that is maintained or otherwise contributed to, or required to be contributed to, by the Company or the Subsidiaries for the benefit of employees or former employees of the Company or the Subsidiaries (the “Employee Plans”). Correct and complete copies of the following documents with respect to each of the Employee Plans have been delivered or made available to Purchaser and Double-Take to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) all correspondence, rulings or opinions issued by the DOL or the IRS and all material correspondence from the Company to the DOL or the IRS other than routine reports, returns or other filings within the last three (3) years; (vi) the most recent summary plan descriptions; and (vii) written summaries of all non-written Employee Plans
     (b) Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Employee Plan. Except as set forth on Section 5.13(b) of the Disclosure Schedule: (a) all contributions to and payments from each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, with the Laws that govern such Employee Plan, have been made in a timely manner; (b) no Employee Plan will have any material “unfunded benefit liability” (c) all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any Regulatory Authority or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed; (d) there are no pending investigations by any Regulatory Authority involving or relating to an Employee Plan, threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against the

Company or any Subsidiary in respect of any Employee Plan or assertions of any rights or claims to benefits under any Employee Plan that could give rise to a liability nor are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding; (e) no notice has been received by the Company or any Subsidiary of any complaints or other proceedings of any kind involving the Company or any Subsidiary or any of the employees of the Company or any Subsidiary before any pension board or committee relating to any Employee Plan or to the Company or any Subsidiary; and (f) the assets of each Employee Plan are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan.
     (c) No Employee Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither the Company nor any of its ERISA Affiliates ever sponsored, maintained or contributed to a plan subject to Title IV of ERISA or that is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA. Neither the Company nor any of its ERISA Affiliates has or has ever had an obligation to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.
     (d) The Employee Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Employee Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code. No event has occurred and no condition exists with respect to any Employee Plan subject to the requirements of Code Section 401(a) that would subject the Company, either directly or by reason of an ERISA Affiliate of the Company, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. Neither the Company nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Plan, nor have there been any fiduciary violations under ERISA which could subject the Company (or any officer, director or employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.
     (e) None of the Employee Plans provides for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary.
     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall result in (i) any payment becoming due to any current or former employee; (ii) the provision of any benefits or other rights to any current or former employee; (iii) the increase, acceleration or provision of any payments, benefits or other rights to any current or former employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code; (iv) require any contributions or payments to fund any obligations under any Company Plan; or (v) result in any payment that would be non-deductible by virtue of Sections 280G or Sections 4999 of the Code.

5.14 Legal Compliance; Permits
     (a) Except as qualified or as stated elsewhere in this Agreement, the Company and the Subsidiaries are, and at all times have been in compliance in all material respects with all Laws applicable to their business, operations or Assets. Except as set forth on Section 5.14(a) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any notice of or been charged with the violation of any Laws.
     (b) Neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.
     (c) Except as qualified or as stated elsewhere in this Agreement (including, but not limited to Section 5.28), section 5.12(b) of the Disclosure Schedule contains a list of all licenses, permits, consents, approvals, franchises and other authorizations under any Law (“Permits”) which are required for the operation of the business of the Company and the Subsidiaries as presently conducted and as presently intended by the Company to be conducted (“Company Permits”).
     (d) Neither the Company nor any Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation, in any material respect of any term, condition or provision of any Company Permit, and there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or threatened, relating to the suspension, revocation or modification of any Company Permit. None of the Company Permits will be impaired or affected by the consummation of the transactions contemplated by this Agreement.
5.15 Litigation; Disputes
     There are no actions, suits, Claims, arbitrations, proceedings or known investigations (“Legal Proceedings”) pending or threatened against any of the officers, directors or employees of the Company, with respect to their business activities on behalf of the Company, the Company or any Subsidiary, or their business, products or Assets, or the transactions contemplated by this Agreement before or by any Governmental Authority nor have there been any such Legal Proceedings in the past 5 years other than the Legal Proceedings listed at Section 5.15 of the Disclosure Schedule. Neither the Company nor any Subsidiary is operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of Governmental Authority.
5.16 Insurance
     (a) Set forth on Section 5.16(a) of the Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of the Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, deductible and annual premium and for the next-preceding three years setting forth, in respect of each such policy, the policy name, the policy number, carrier and term. Section 5.16(a) of the Disclosure Schedule also sets forth a schedule of insurable losses incurred, claims made, and recoveries paid in the last three years.

     (b) Except as set forth on Section 5.16(b) of the Disclosure Schedule, no event relating to the Company or any Subsidiary has occurred which would reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which would reasonably be expected to result in a prospective upward adjustment in such premiums. With respect to each such current insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (b) neither the Company nor any of its Subsidiaries, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute a material breach or default, or permit termination, modification, or acceleration, under the policy; and (c) no party to the policy has repudiated or threatened to repudiate any material provision thereof or cancel the policy.
5.17 Customers; Vendors; Suppliers
     Except as set forth on Section 5.17 on the Disclosure Schedule, the Company does not know of (a) any termination or cancellation of (or any intent to terminate or cancel) the business relationship of the Company or any of its Subsidiaries with (y) any single customer or any group of affiliated customers who represented ten percent (10%) or more of the revenues or potential revenues of the business of the Company during the fiscal year ended December 31, 2006, or (z) any single supplier or any group of affiliated suppliers who provided ten percent (10%) or more of the requirements of the business of the Company during the fiscal year ended December 31, 2006; or (b) any existing condition, state of facts or circumstances that in the reasonable judgment of the Company will cause the Company, any of its Subsidiaries, or any of its customers to terminate their relationships. To the Knowledge of the Company, none of the business or prospective business of the Company or any of its Subsidiaries is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.
5.18 Bank Accounts
     Section 5.18 of the Disclosure Schedule sets forth the names of all banks or other financial institutions with which the Company or its Subsidiaries have an account or safe deposit box and identifies each such account and safe deposit box, together with the names of all persons authorized to draw therefrom or to have access thereto.
5.19 Books and Records
     Except as set forth in Section 5.19 of the Disclosure Schedule, all books and records of the Company and the Subsidiaries are accurate and complete and are maintained in accordance with good business practice and all applicable Laws. The Company and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

5.20 Intellectual Property
     (a) Except as set forth on Section 5.20(a) of the Disclosure Schedule, the Company and each Subsidiary either (i) owns or (ii) has the continuing right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the business of the Company and the Subsidiaries, as presently conducted, free and clear of all Encumbrances or obligations (other than Permitted Encumbrances and/or Encumbrances arising under any license agreements relating to such Intellectual Property).
     (b) Except as set forth on Section 5.20(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any material intellectual property rights of third parties in any material respect. Neither the Company nor any Subsidiary has received within the past three (3) years any written charge, complaint, claim or notice alleging any interference, infringement, misappropriation or violation. No Person is infringing upon, misappropriating or otherwise coming into conflict with any material Intellectual Property of the Company or its Subsidiaries.
     (c) Section 5.20(c) of the Disclosure Schedule identifies each registration or application for a Patent, Copyright or Mark owned by the Company or any Subsidiary. Except as identified at Section 5.20(c) of the Disclosure Schedule, with respect to each identified item of Intellectual Property that the Company and Subsidiaries own or use (other than third-party software not used exclusively by the Company):
     (i) the identified owner possesses all right, title and interest in and to the item;
     (ii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item; and
     (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item.
     (d) Section 5.20(d) of the Disclosure Schedule also identifies each material item of Intellectual Property that any third party owns and that the Company and the Subsidiaries use pursuant to license, sublicense, agreement or permission (other than off-the-shelf commercial software) and each Contract related thereto. Except as identified on Section 5.20(d) of the Disclosure Schedule, with respect to such each item of licensed Intellectual Property:
     (i) the license, sublicense, agreement or permission covering the item is in full force and effect as to the Company and the Subsidiaries and is legal, valid, binding and enforceable;
     (ii) neither the Company nor any Subsidiary is in breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration under the license;

     (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and
     (iv) no party to any of the Intellectual Property licenses has exercised any termination rights with respect thereto during the term of such licenses.
     (e) Except as disclosed on Section 5.20(e) of the Disclosure Schedule, the Company and its Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all material Trade Secrets of the Company and its Subsidiaries. There is no intellectual property developed or registered by a stockholder, director, officer, consultant, or employee of the Company or its Subsidiaries that is used in the Business of the Company or its Subsidiaries that has not been transferred to, or is not owned free and clear of any Encumbrance by, the Company or its Subsidiaries (other than Permitted Encumbrances and/or Encumbrances arising under any license agreements relating to such intellectual property). All of the Intellectual Property has been lawfully acquired or created by employees of the Company or one of the Subsidiaries acting within the scope of their employment or by independent contractors of the Company or one of the Subsidiaries who have executed agreements expressly assigning all right, title and interest in and to such Intellectual Property to the Company or one of the Subsidiaries. Except as disclosed on Section 5.20(e) of the Disclosure Schedule, all employees or consultants who have developed or contributed to the development of Intellectual Property on behalf of the Company or its Subsidiaries have executed an agreement assigning all such developments and Intellectual Property rights therein to the Company or its Subsidiaries.
5.21 Absence of Open Source Code
     Except as described in Section 5.21 of the Disclosure Schedule, no open source or public library software, including any version of any software licensed pursuant to any GNU public license is, in whole or in part, embodied or incorporated into any software product of the Company or any Subsidiary.
5.22 Accounts Receivable
     (a) All accounts and notes receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. The reserves for returns or doubtful accounts shown on the Financial Statements are reasonable and were calculated in accordance with GAAP consistently applied.
     (b) Subject to the reserves shown on the Financial Statements, none of the accounts or the notes receivable of the Company or any Subsidiary (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.
     (c) All accounts payable of the Company and Subsidiaries reflected in the Financial Statements are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

5.23 Indebtedness
     Except as set forth on Section 5.23 of the Disclosure Schedule or the Financial Statements, no Company or any Subsidiary has any Indebtedness.
5.24 Absence of Questionable Payments
     Neither the Company nor any Subsidiary nor any director, officer, agent, employee of or other Person acting on behalf of the Company or any Subsidiary has used: (a) any corporate funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government or public officials or others in any jurisdiction or established or maintained any unlawful or unrecorded funds in violation of any Law of any jurisdiction; (b) directly or indirectly, paid or delivered any fee, commission or other sums of money or item or property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in Canada or any other country, which is in any manner illegal under any Law of Canada or any other country having jurisdiction; (c) made any payment to any customer or supplier of the Company or any Subsidiary or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made or received any other unlawful contribution, payment, gift or expenditure or given any other unlawful consideration to any such customer or supplier or to any such officer, director, partner, employee or agent, in respect of the Business. Neither the Company nor any Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary has committed any act which constitutes a breach of the Corruption of Foreign Public Officials Act of Canada.
5.25 Scientific Research and Experimental Development
     The Company’s principal research and development activities as conducted in the past and as currently conducted qualify as “scientific research and experimental development” within the meaning of the ITA and the Taxation Act (Quebec) (“SR&ED”). The Company has incurred expenditures in 2007 on SR&ED as reflected on the Closing Date Balance Sheet.
5.26 Competition Act Assets and Revenues
     For the purposes of determining the application of the pre-merger filing requirements of the Competition Act (Canada), the aggregate value of the assets in Canada, and the gross revenues from sales in, from or into Canada of the Company and its Subsidiaries, determined in each case as prescribed in the Competition Act (Canada), are less than $50 million and $50 million respectively.
5.27 Environmental Matters.
     (a) Except as set forth on Section 5.27(a) of the Disclosure Schedule, Company and each Subsidiary have complied and are in compliance with all material terms of all applicable Environmental Laws.
     (b) Except as set forth on Section 5.27(b) of the Disclosure Schedule: (i) neither Company nor any Subsidiary has any Liability, under any Environmental Law whether by contract or by operation of law; (ii) there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in Liability to the Company under Environmental Law; and (iii) there are no pending, or to the Knowledge of Company, threatened Environmental Claims.
     (c) (i) Except as set forth on Section 5.27(c)(i) of the Disclosure Schedule, Company and the Subsidiaries have been duly issued and maintain all Environmental Permits necessary to operate the business or Assets of Company and the Subsidiaries as currently operated. (ii) A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set out on Section 5.27(c)(ii) of the Disclosure Schedule. (iii) None of the Environmental Permits listed on Section 5.27(c)(iii) of the Disclosure Schedule requires consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby.
     (d) To the Knowledge of the Significant Shareholders and except as set forth on Section 5.27(d) of the Disclosure Schedule, none of the following are present at the Real Property: (A) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (B) any dump or landfill or other unit for the treatment or disposal of Hazardous Materials; (C) filled in land or wetlands; (D) PCBs; (E) toxic mold; (F) lead-based paint; or (G) asbestos-containing materials. To the Knowledge of the Significant Shareholders and except as set forth on Section 5.27(d)(ii) of the Disclosure Schedule, there has been no Release of Hazardous Materials at, on, under, or from the Real Property, nor was there such a Release at any real property formerly owned, operated or leased by Company or the Subsidiaries during the period of such ownership, operation, or tenancy, in each case such that Company or the Subsidiaries is or could be liable for Remediation with respect to such Hazardous Materials. Company has furnished to Purchaser copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to Company’s or any Subsidiaries’ compliance with Environmental Laws or the environmental condition any other real property that Company or the Subsidiaries currently or formerly have owned, operated, or leased.
     (e) Any information Company or the Subsidiaries has furnished to Purchaser concerning the environmental condition of any real property, prior uses of the Real Property, and the operations of Company or the Subsidiaries related to compliance with Environmental Laws is accurate and complete.
     (f) Except as set forth on Section 5.27(e) of the Disclosure Schedule, no authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.
5.28 Taxes
     Except as set forth on Section 5.28 of the Disclosure Schedule:

     (a) The Company and each Subsidiary have filed on a timely basis all Tax Returns required to be filed and such Tax Returns are complete and accurate in all material respects.
     (b) All Taxes due from or payable by the Company and each Subsidiary have been paid. None of the Company or the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There are no actions, objections, appeals, suits or other proceedings or claims in progress, pending or threatened by or against the Company or any Subsidiary in respect of any Taxes, and in particular there are no currently outstanding assessments or written enquiries which have been issued or raised by any Governmental Authority relating to any such Taxes. No claim has ever been made by a Governmental Authority of any jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. There are no Encumbrances pending on or with respect to any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.
     (c) The Company and each Subsidiary have withheld, collected and paid to the proper Governmental Authorities all Taxes required to have been withheld, collected and paid in connection with (i) amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder, non-resident of Canada or other third party, and (ii) property and services received from or provided to any person.
     (d) The Purchaser has been provided with correct and complete copies of all Tax Returns of the Company and each Subsidiary, together with any notices of assessment, examination reports or statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary, for all taxable periods for which the statute of limitations has not yet closed and any correspondence relating thereto.
     (e) None of the Company or the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency.
     (f) At the Closing Time, the unpaid Taxes of the Company and each Subsidiary attributable to all periods (or portions thereof) ending on or prior to the Closing Date will not exceed the reserve for Tax liability set forth in the Closing Date Financial Statements.
     (g) None of the Company or the Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an affiliated, combined or unitary group filing a combined, unitary, or other return for Canadian federal, provincial, local or foreign (i.e., non-Canadian) Tax purposes reflecting the income, assets, or activities of affiliated companies, or (iii) has any liability for the Taxes of any person or entity other than the Company or the Subsidiaries under any provision of Canadian federal, provincial, state, local or foreign (i.e., non-Canadian) law, or as a transferee or successor, or by Contract, or otherwise.
     (h) None of the Company or the Subsidiaries is a party to any joint venture, partnership.

     (i) The Tax basis of the assets of the Company and the Subsidiaries by category, including the classification of such assets as being depreciable or amortizable as reflected in their respective Tax Returns and related work papers, is true and correct.
     (j) There are no circumstances existing at or prior to the Closing Date which could, in themselves, result in the application of any of Sections 80 to 80.03 of the ITA or any equivalent provincial provisions to the Company or any Subsidiary; none of the Company or the Subsidiaries has made (and none will, at or prior to the Closing Time, make) any election pursuant to Section 80.04 of the ITA or any equivalent provincial provision in which it is an eligible transferee; none of the Company or the Subsidiaries has filed, or will file in respect of any Pre-Closing Tax Period an agreement pursuant to Section 191.3 of the ITA or any equivalent provincial provision; and none of the Company or the Subsidiaries has claimed and none will in their returns for any Pre-Closing Tax Period claim any reserve under any of Sections 40(1)(a)(iii) or 20(1)(n) of the ITA or any equivalent provincial provision of any amount that could be included in its income for any period ending after the Closing Date in respect of any such reserve.
5.29 Investment Canada Act
     The Company and its Subsidiary are not engaged in any of the activities described in section 14.1(5) of the Investment Canada Act (Canada).
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
BY PURCHASER AND DOUBLE-TAKE
     Each of the Purchaser and Double-Take jointly and severally (solidarily) represents, warrants and covenants to the Sellers as follows:
6.01 Organization; Good Standing
     Each of the Purchaser and Double-Take is duly organized, validly existing under the laws of Canada and the State of Delaware, respectively. Each of the Purchaser and Double-Take has the full legal right, corporate power and authority to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein and the transactions contemplated hereby and thereby.
6.02 Authorization
     The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of the Purchaser and Double-Take. This Agreement constitutes, and upon execution and delivery of each other agreement and instrument will constitute, a valid and binding agreement and obligation of the Purchaser and Double-Take, enforceable in accordance with its respective terms subject to any limitations imposed by Law. The execution, delivery and performance by the Purchaser and

Double-Take of this Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any third party or Governmental Authority.
6.03 Absence of Conflicts
     The Purchaser and Double-Take are not party to, bound or affected by or subject to any material:
          i. indenture, mortgage, lease, agreement, obligation or instrument;
          ii. charter or by-law provision; or
          iii. Laws or Governmental Authorizations;
     which would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.
6.04 Financial Ability
     The Purchaser has cash on hand in amounts sufficient to allow it to pay the Purchase Price including any adjustments, and all other costs and expenses incurred by Purchaser or Double-Take in connection with the consummation of the transactions contemplated by this Agreement.
6.05 Absence of Litigation; Compliance With Laws
     There is no action, suit, investigation, claim, arbitration or litigation, including appeals and applications for review, pending or, to the Knowledge of the Purchaser and Double-Take, threatened against or relating to the Purchaser and Double-Take, at law or in equity, or before or by any court, arbitrator or Governmental Authority, which, if determined adversely to the Purchaser or Double-Take, as the case may be, would: (i) prevent the Purchaser from paying the Purchase Price to the Sellers; (ii) enjoin, restrict or prohibit the transfer of all or any part of the Shares as contemplated by this Agreement; or (iii) prevent the Purchaser or Double-Take from fulfilling any of their obligations set out in this Agreement or arising from this Agreement.
6.06 No Brokers
     No Person acted, directly or indirectly, as broker, finder or financial advisor for the Purchaser or Double-Take in connection with the transactions contemplated by this Agreement and no Person, claiming through the Purchaser or Double-Take, is or will be entitled to any fee or commission or like payment in respect thereof.
6.07 Experience
     The Purchaser has specific knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of its purchase of the Shares and its investment in the Shares being acquired hereunder. The Purchaser is an “accredited investor” within the meanings of Rule 502 under the US Securities Act and Multilateral Instrument 45-106 — Prospectus and Registrations Exemptions (“NI 45-106”). The Purchaser understands and is able to evaluate the Shares and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the securities for an indefinite period of time, inasmuch as the Shares have not been registered under the Securities Act or any state or provincial securities laws).
6.08 Investment Intent
     The Shares are being purchased for the Purchaser’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the US Securities Act and other applicable laws . The Purchaser understands that the Shares have not been, and will not be registered under the Securities Act, or under any state or provincial securities laws, and are being offered and sold in reliance upon federal, state and provincial exemptions for transactions not involving any public offering.
6.09 No Breach
The Chief Executive Officer, Chief Financial Officer and Chief Technical Officer of Double-Take have no actual knowledge of any fact or circumstance which would constitute a breach by the Sellers of the Sellers’ or Company’s representations and warranties.
6.10 Due Diligence
The Purchaser and Double-Take acknowledge that they have conducted to their satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Company and the Subsidiaries and the nature and condition of their respective properties and assets and, in making the determination to proceed with the transactions contemplated by this Agreement, have relied solely on the results of their own independent investigation and the representations, warranties, conditions and statements contained herein.
ARTICLE 7
ADDITIONAL COVENANTS AND AGREEMENTS
7.01 Tax Matters
     (a) Tax Returns; Payment of Taxes; SR&ED Credits
          (i) The Company shall prepare and timely file all Tax Returns of the Company and any Subsidiary that are due (taking into account timely extensions) on or before the Closing, and the Company shall timely pay all Taxes that are due from the Company and any Subsidiary on or before the Closing. All such Tax Returns shall be prepared using the same accounting method and elections used for the preparation of such Tax Returns in the preceding taxable period unless otherwise required by applicable law or approved by the Purchaser in writing.

          (ii) The Purchaser shall cause the Company to prepare the Tax Returns of the Company and any Subsidiary for the Tax Periods of the Company and any Subsidiary ending on or before the Closing Date but filed after the Closing Date and for any taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”). Except as otherwise required by applicable Law, such Tax Returns of the Company and any Subsidiary shall be prepared in a manner consistent with prior practice. The Purchaser shall cause the Company to provide such Tax Returns of the Company and any Subsidiary to the Sellers’ Representative not less than thirty (30) days prior to the date on which such Tax Returns are to be filed. The Sellers’ Representative shall have the right to review and consent (such consent not to be unreasonably withheld or delayed) to such Tax Returns.
          (iii) The Sellers’ Accountants shall prepare and file any document related to SR&ED tax credits (the “SR&ED Documents”) for the Tax Periods of the Company and any Subsidiary ending on or before the Closing Date but filed after the Closing Date and for any Straddle Period. The Sellers’ Accountants shall provide such SR&ED Documents of the Company and any Subsidiary to the Purchaser and Double-Take not less than fifteen (15) days prior to the date on which such SR&ED Documents are to be filed for the review and consent of the Purchaser, which consent shall not be unreasonably withheld. For greater certainty, the Sellers and the Sellers Accountants shall have access to all of the SR&ED Documents and to all books and records as well as employees of the Company required in order to allow and facilitate the preparation of the SR&ED Documents subject to their agreeing to maintain the confidentiality of such SR&ED Documents.
          (iv) The Company and the Purchaser shall use commercially reasonable efforts to ensure (i) that the Company obtains the amount of SR&ED Credit set forth in the Estimated Working Capital Statement, and (ii) that the SR&ED Cheque(s) is promptly issued following receipt by the Company of the notice of assessment setting forth, among other things, the MRQ’s determination of the Company’s SR&ED Credit (the “Notice of Assessment”). The Significant Shareholders shall not be liable under the terms of Article 8.02(a)(vi) for any difference between the amount(s) of the SR&ED Cheque(s) and the MRQ’s initial determination of the Company’s SR&ED Credit set forth in the Notice of Assessment unless such difference results from Pre-Closing Taxes.
          (iv) Subject to the limitations and conditions set forth in Article 8 hereof, the Company shall be responsible for all Pre-Closing Taxes. The Purchaser shall be responsible for all Post-Closing Taxes.
     (b) Straddle Periods
     The Sellers’ Representative and the Purchaser will, to the extent permitted by applicable Law, elect with the relevant taxing authorities to close all Tax Periods of the Company and any Subsidiary as of the close of business on the Closing Date. If applicable Law does not permit a Company and any Subsidiary to treat the Closing Date as the last day of any Straddle Period, then, for purposes of this Agreement, the Taxes, if any, attributable to or arising in a Straddle Period shall be allocated (i) to the Significant Shareholders for the period up to and including the close of business on the Closing Date, and (ii) to the Purchaser for the period subsequent to the

Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and any Subsidiary as of the close of Business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each such period.
     (c) Contests
          (i) If the Purchaser, the Company or any Subsidiary receives actual knowledge of a claim, demand, assessment (including a notice of proposed assessment) or other assertion with respect to Taxes of the Company and any Subsidiary (“Tax Claim”) which would give rise to a claim for indemnification against the Sellers, the Purchaser shall, promptly after receiving such knowledge, provide written notice to the Sellers’ Representative which written notice will set out the nature and the amount of the Tax Claim.
          (ii) The omission to so notify the Sellers’ Representative shall not relieve the Significant Shareholders from any duty to indemnify and hold harmless which might otherwise exist with respect to such Tax Claim unless (and only to the extent that) the omission to notify materially prejudices the ability of the Significant Shareholders to contest the Tax Claim or otherwise materially increases the amount of any claim for indemnification against the Significant Shareholders, in which case the indemnification may be reduced to the extent that such delay materially prejudiced the contestation or materially increased the amount of liability.
          (iii) In respect of a notification made pursuant to Section 7.01(c)(i), the Significant Shareholders shall be entitled to pay the Purchaser the amount claimed under an assessment or reassessment. The Significant Shareholders shall have the right, upon giving notice to the Purchaser within fifteen (15) Business Days of the receipt of any notice given pursuant to Section 7.01(c)(i), to challenge the Tax Claim and assume control of the negotiation, settlement and dispute of such Tax Claim. The Sellers shall thereafter keep the Purchaser reasonably informed with respect to the status of such Tax Claim.
          (iv) If the Significant Shareholders opt to challenge the Tax Claim pursuant to Section 7.01(c)(iii), the Significant Shareholders shall diligently proceed with the negotiation, contestation or settlement of the Tax Claim at their sole expense, including, employment of counsel reasonably satisfactory to the Purchaser and, in connection therewith, the Purchaser shall cooperate fully, but at the expense of the Significant Shareholders with respect to reasonable out-of-pocket expenses incurred, to make available to the Significant Shareholders all pertinent information and witnesses under the Purchaser’s control, make such assignments and take such other steps as in the opinion of counsel to the Significant Shareholders, are reasonably necessary to enable the Significant Shareholders to contest the Tax Claim.
          (v) The Significant Shareholders shall not enter into any settlement or discontinuance of proceedings or make any final decision regarding appeal rights in respect of a Tax Claim for which the Significant Shareholders have given a notice pursuant to Section

7.01(c)(iii) without the prior written consent of the Purchaser, which shall not be unreasonably withheld.
          (vi) The Purchaser shall not grant or agree to any waiver of any limitation period in respect of a Tax Claim referred to in Section 7.01(c)(i) unless the Sellers’ Representative has been given a notice by the Purchaser in accordance with Section 7.01(c)(i) and the Significant Shareholders have failed to give the notice contemplated by Section 7.01(c)(iii) to the Purchaser before the earlier of the date on which the deadline for providing the waiver expires (which date shall be specified in the notice given to the Sellers’ Representative in accordance with Section 7.01(c)(i)) and the fifteenth (15th) Business Day following receipt by the Sellers’ Representative of the notice contemplated by Section 7.01(c)(i).
          (vii) The Purchaser will be entitled to participate in the contestation of such Tax Claim and to employ counsel of its choice for such purpose, provided that the fees and expenses of such separate counsel will be borne by the Purchaser (other than any fees and expenses of such separate counsel that are incurred prior to the date the Significant Shareholders effectively assume control of such contestation and that are reasonably necessary in order to protect its rights vis-à-vis the Governmental Authority responsible for such Tax Claim which, notwithstanding the foregoing, will be borne by the Significant Shareholders).
          (viii) If the Significant Shareholders fail to give notice to the Purchaser that the Significant Shareholders wish to challenge a Tax Claim within fifteen (15) Business Days after the Sellers’ Representative has been notified of such Tax Claim pursuant to Section 7.01(c)(i), the Sellers shall be deemed to have accepted the validity of such Tax Claim.
          (ix) In the case of a Tax Claim for which the Purchaser is required by applicable Law to make a payment to any Governmental Authority with respect to such Tax Claim before the completion of settlement negotiations or related legal proceedings, the Significant Shareholders shall pay such Tax (or part thereof) to the Purchaser at the time such Tax is required by Law to be paid.
          (x) The Purchaser shall reimburse to the Significant Shareholders the amount paid in respect of the Tax Claim by the Sellers to the Purchaser finally determined not to be due and in respect of which all appeal procedures have been exhausted or discontinued or settled.
          (xi) Subject to Section 7.01(c)(ix), amounts payable by an Significant Shareholders in respect of a Tax Claim shall be paid within the time provided for by applicable Law or in accordance with the terms of any settlement with a Governmental Authority or assessment or reassessment issued pursuant to a final judgment.
     (d) Cooperation on Tax Matters
     The Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Tax Periods or portions of Tax Periods of the Company and any Subsidiary ending on or before the Closing Date or Taxes arising before the Closing Date as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Notwithstanding anything to the contrary set forth herein, the Purchaser and the Sellers agree to retain or cause to be retained all books and records relating to Tax matters for Tax Periods or portions of Tax Periods of the Company and any Subsidiary ending on or before the Closing Date or Taxes arising before the Closing Date until thirty (30) days after the expiration of any applicable limitation period under any applicable Law with respect to Taxes, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority. The Purchaser and the Sellers shall cooperate fully with each other in the conduct of any audit or proceeding involving the Company and any Subsidiary for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.
     (e) Competent Authority Proceedings:
     If, pursuant to the provisions of a tax treaty entered into by two countries, the Significant Shareholders wish that a submission be made to the competent authority of any one of such countries with respect to an issue that relates to a Pre-Closing Tax Period, the Purchaser shall reasonably collaborate with the Significant Shareholders and shall cause the Company and any of its Subsidiaries to reasonably collaborate with the Significant Shareholders at the expense of the Significant Shareholders with respect to reasonable out-of-pocket expenses incurred.
     (f) Refunds
     If the Sellers, the Purchaser or the Company or any Subsidiary or an Affiliate of any of them receives a refund of Taxes with respect to which another Party to this Agreement is responsible and has paid pursuant to this Agreement, such entity or person shall promptly (no later than fifteen (15) days following the receipt of such refund) remit such amount to the entity or persons entitled to such refund hereunder.
     (f) Transfer Taxes
     All sales and transfer taxes, if any, which may be payable with respect to the consummation of the Transactions, shall be borne equally by the Purchaser, on the one hand, and the Significant Shareholders, on the other hand, and, to the extent any exemptions from such taxes are available, Purchaser and the Significant Shareholders shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.
7.02 Publicity
     No Purchaser, Seller or Company shall issue any press release or make any public disclosure or disclosure to any third party (other than its attorneys, advisors, agents, lenders and investors) regarding the transaction contemplated hereby unless the press release or public or third party disclosure is approved by Purchaser and Sellers’ Representative. Notwithstanding the foregoing, any party may make statements with respect to the transactions contemplated hereby that are required by Law and the Purchaser and its Affiliates may, in a manner consistent with the past disclosure practices of the stockholder of the Purchaser, disclose the terms of this Agreement and the transactions contemplated herein and disseminate any press release or other announcement concerning this Agreement without the prior written agreement of any Seller.

7.03 Confidentiality
     (a) Except as required by applicable Law, each Seller shall, and shall cause Persons directly or indirectly controlled by such Seller to, for a period of three (3) years from the date hereof, hold in confidence all confidential information with respect to the business of the Company and shall not disclose, publish or make use of the same without the consent of the Purchaser, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Sellers; (ii) in the event any of the Sellers is requested in a legal proceeding (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the knowledge and information, the Seller shall give the Purchaser prompt notice of such request so that the Purchaser may seek a protective order or other similar relief with respect to such disclosure so as to maintain the confidential nature of the information and (iii) in the event any of the Sellers is otherwise required by law to disclose any of his knowledge or information regarding the Purchaser, said Seller shall give the Purchaser notice of the information to be disclosed and such opportunity as is reasonably practicable to review the proposed disclosure and comment thereon.
     (b) Each Seller agrees that the remedy at law for any breach of this Section 7.03 would be inadequate and that the Purchaser shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section.
7.04 Records
     Subject to Section 7.02, with respect to the financial books and records of the Company, for a period of seven (7) years after the Closing Date, neither any Seller nor the Purchaser shall cause or permit their destruction or disposal without first offering to surrender them to the Purchaser or the Sellers as appropriate, and the Sellers and the Purchaser shall allow the Purchaser and the Sellers and their representatives, as appropriate, access to such books and records during regular business hours.
7.05 Employee Benefits Matters.
     Purchaser shall have no obligation to continue after the Closing any Employee Plan (except as otherwise required by applicable law) and shall have the discretion to continue or terminate any of such plans, or to merge any of them into existing or new plans or arrangements of Purchaser.
7.06 Miscellaneous Matters.
     Louis Newman agrees to execute or to cause the appropriate former officer of the Company to execute, on behalf of the Company, the representation letter addressed to Deloitte & Touche, substantially in the form attached hereto as Exhibit F, at such time as requested by the Purchaser following the Closing. The Significant Shareholders, solidarily (jointly and severally), agree to reimburse the Company in the event that the note payable to David Herring in the principal amount of $22,500 (USD) becomes due and payable.

ARTICLE 8
SURVIVAL; INDEMNIFICATION
8.01 Survival Periods
     (a) All representations and warranties of the parties contained in this Agreement shall survive for a period of twenty-four (24) months from the Closing Date except that the representations and warranties contained in Sections 4.01, 4.02, 5.01, 6.01 and 6.02 and the covenants herein shall survive indefinitely.
     (b) In the event notice of any claim for indemnification for breach of a representation, warranty, or covenant is given within the applicable survival period set forth herein and no later than 30 Business Days of the Purchaser’s or Double-Take’s determination, as the case may be, that it has such claim, the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.
8.02 Indemnification by Seller
     (a) Subject to Sections 8.02(c) and 8.02(f), each Significant Shareholder, solidarily (jointly and severally) but only to the extent of the funds in the Escrow Account (and no more) and severally (and not jointly or solidarily) for sums in excess of the funds in the Escrow Account, hereby agrees from and after the Closing Date to indemnify, defend and hold harmless from and against and pay to the Purchaser, the Company (post Closing), their Affiliates (including Double-Take), and, if applicable, their respective directors, officers, shareholders, members and employees and their heirs, successors and assigns (the “Purchaser Indemnified Parties” and, collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from and against all demands, claims, obligations, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and attorneys’ fees and disbursements (collectively, “Losses”), imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, arising out of (i) the breach or inaccuracy of any representation or warranty of such Significant Shareholder contained in Articles 4, (ii) the breach or inaccuracy of any representation or warranty of the Company contained in Article 5 and, without duplication, any claims or liability relating to (a) the remedial resolutions adopted by the Board of Directors of the Company on November 5, 2007 and its shareholders on November 14, 2007 with respect to the maintenance of the Company’s corporate records and documentation of prior actions, (b) the amendment agreement to the Existing Shareholders’ Agreement dated December 10, 2007, and (c) Claims made by Nathalie D’Amours relating to her employment by the Company or the termination thereof, (iii) any breach, non fulfillment or violation of any covenant of such Significant Shareholder or of the Company in this Agreement, (iv) any liability arising from the termination, prior to the Closing, of any employee or consultant of the Company or its Subsidiaries to the extent that the facts giving rise to the cause of action are not disclosed in the Disclosure Schedules hereto, (v) any claims or liability relating to the use of the drag-along provisions of the Existing Shareholders’ Agreement, any claims or liability relating to the termination thereof, any claims or liability relating to the termination of the TimeSpring Option Plan and any Losses which the Purchaser Indemnified Parties at any time shall or may sustain or incur as a result of the issuance and transfer of replacement stock certificates for those original certificates listed on Schedule 8.02(a)(v) hereto (each a “Lost Certificate”) or the failure to surrender for cancellation, or by reason of any payment, transfer, exchange or other act of the Company with respect to a Lost Certificate, or by reason of any refusal to issue a new certificate to any person offering to surrender a Lost Certificate, (vi) any decrease of the Company’s SR&ED Credits for periods prior to the Closing Date as a result of review of such credits by the relevant tax authorities, including any finding or determination by any Governmental Authority that the Company’s SR&ED Credit is less than the amount set out in the Estimated Working Capital Statement, and (vii), without duplication of any amounts claimed under Sections 8.02(a)(ii) and 8.02(a)(iii), any liability for Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period and any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.
     (b) Subject to Section 8.02(c) and 8.02(f), each Minority Interest Shareholder, severally (and not jointly or solidarily) and in any event, hereby agrees from and after the Closing Date to indemnify, defend and hold harmless from and against and pay to the Purchaser Indemnified Parties from and against all Losses, imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, arising out of (i) the breach or inaccuracy of any representation or warranty of such Minority Interest Shareholder contained in Article 4 and (ii) any breach, non fulfillment or violation of any covenant of such Minority Interest Shareholder under this Agreement.
     (c) Except for claims under Section 8.02(a)(v) and 8.02(a)(vii), the Purchaser Indemnified Parties shall not be entitled to assert rights of indemnification under this Article 8 for Losses that do not exceed $10,000 (the “Threshold Amount”) (it being understood that like claims may be aggregated for purposes of reaching the Threshold Amount). Furthermore, no Purchaser Indemnified Party shall be entitled to indemnification pursuant to Sections 8.02(a)(i), (a)(ii), (a)(iii), (a)(iv) and a(vi) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to Eighty Thousand Dollars ($80,000) (the “Indemnity Basket”), in which event the entire aggregate amount of Losses shall be indemnifiable pursuant to Section 8.02; provided, that for purposes of calculating the Indemnity Basket, any qualifier as to materiality or Material Adverse Effect to the representations and warranties of any Seller, as the case may be, shall be disregarded and, provided further, that any and all Losses of any Purchaser Indemnified Party indemnified pursuant to: (i) Section 8.02(a) relating to or arising out of any breach or inaccuracy of any representation or warranty set forth in Article 4 shall be recoverable without regard to the Indemnity Basket, and (ii) Section 8.02(a)(vi) shall be recoverable without regard to the Indemnity Basket and Threshold Amount once the SR&ED Escrow Amount has been released; provided, however, that, for purposes of calculating the Indemnity Basket, any qualifier as to materiality or Material Adverse Effect to the representations and warranties of any Seller, as the case may be, contained in Article 4 shall not be disregarded.
     (d) Subject to Section 8.02(f), any payment that the Sellers are obligated to make to any Purchaser Indemnified Parties pursuant to this Article 8 shall be paid out of the Escrow Funds, if any, and in accordance with the terms of the Escrow Agreement for the twenty-four

(24) month period following the Closing Date. On the date that is twenty-four (24) months following the Closing Date, the Escrow Agent shall release the Escrow Funds plus accrued interest thereon (to the extent not used to pay the Purchaser for any indemnification claim hereunder) to the Significant Shareholders, except that the Escrow Agent shall retain an amount equal to the amount of claims for indemnification under this Article 8 asserted in writing prior to such date but not yet resolved (the “Unresolved Claims”). The Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not used to pay the Purchaser for any such claims resolved in favor of the Purchaser) upon their resolution in accordance with this Article 8 and the Escrow Agreement.
     (e) Any payment that the Significant Shareholders are obligated to make pursuant to Section 8.02(a)(vi) shall be paid first out of the SR&ED Escrow Funds for so long as such funds are under escrow and in an amount sufficient to cover such payment, if any, and in accordance with the terms of the Escrow Agreement. Upon the receipt by the Company of the SR&ED Cheque(s), the Escrow Agent shall release the SR&ED Escrow Amount plus accrued interest thereon (to the extent not used to pay the Purchaser for any indemnification claim) to the Significant Shareholders, except that the Escrow Agent shall retain an amount equal to the amount of any claims for indemnification under Section 8.02(a)(vi) asserted in writing prior to such date but not yet resolved (the “SR&ED Unresolved Claims”). The Escrow Amount retained for SR&ED Unresolved Claims shall be released by the Escrow Agent (to the extent not used to pay the Purchaser for any such claims resolved in favor of the Purchaser) upon their resolution in accordance with this Article 8 and the Escrow Agreement. Any remaining Losses pursuant to Section 8.02(a)(vi) following the release of the SR&ED Escrow Amount or in excess of the funds in the SR&ED Escrow Account, shall be covered next from the Escrow Amount in accordance with the terms of 8.02(d) and the Escrow Agreement.
     (f) Except in the case of fraud, intentional misrepresentation or gross negligence of a Seller:
(i) the maximum aggregate liability of each Seller for Indemnification under Sections 8.02(a)(i), (a)(v) and (b)(i) shall be limited to the portion of the Purchase Price actually received by such Seller and any payment that the Significant Shareholders are obligated to make pursuant to Section 8.02(a)(v) shall be made promptly by wire transfer of immediately available funds to the accounts designated in writing by the Purchaser; provided, however, that the Purchaser may, but is not required to, have such payments made from the Escrow Account; and provided, further, that the Significant Shareholders shall be solidarily (jointly and severally) liable to the extent of the funds in the Escrow Account for any Losses under Section 8.02(a)(v), and severally thereafter but only up to the portion of the Purchase Price received by each. For greater certainty, no Significant Shareholder shall be liable hereunder for an amount in excess of the portion of the Puchaser Price it received.
     (ii) the maximum aggregate liability of all Sellers for indemnification under Sections 8.02(a)(ii), (a)(iii), (a)(iv), (a)(vi), a(vii) and (b)(ii) shall be limited to the Escrow Amount being the funds therein. For greater certainty, the funds in the Escrow Account (if any) are the Purchaser Indemnified Parties’ sole recourse against the Sellers for indemnification under Sections 8.02(a)(ii), (a)(iii), (a)(iv), (a)(vi), (a)(vii) and (b)(ii).
     (iii) In addition, the funds in SR&ED Escrow Account may only be used for a claim made pursuant to Section 8.02(a)(vi) and not for, or to satisfy, any other claim or Loss whatsoever; provided, however, that the funds in the Escrow Account (if any) can be used to satisfy any claim made pursuant to Section 8.02(a)(vi) in the event that the SR&ED Escrow Account is insufficient to cover the full amount of the Loss under Section 8.02(a)(vi).
8.03 Indemnification by the Purchaser
     The Purchaser hereby agrees from and after the Closing Date to indemnify, defend and hold harmless the Sellers, their Affiliates and, if applicable, their respective directors, officers, shareholders and employees and their heirs, successors and assigns (the “Seller Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by the Seller Indemnified Parties, directly or indirectly, relating to or arising out of the breach of any representation, warranty, covenant or agreement made by the Purchaser contained in this Agreement and the Closing Documents for the period during which claims and causes of action with respect thereto survive. Except with respect to the payment of the Initial Purchase Price and the release of the Escrow Amount, the Seller Indemnified Parties shall not be entitled to assert rights of indemnification under this Article 8 for Losses that do not exceed the Threshold Amount (it being understood that like claims may be aggregated for purposes of reaching the Threshold Amount), in which event the entire aggregate amount of Losses shall be indemnifiable pursuant to Section 8.03.
8.04 Third Party Claims
     Promptly after the receipt by either Seller Indemnified Party or Purchaser Indemnified Party (in either case an “Indemnified Party”) of notice of the commencement of any action against such Indemnified Party by a third party, such Indemnified Party shall, if a claim with respect thereto is to be made pursuant to Section 8.02 or Section 8.03, give the Seller or Purchaser, as the case may be (in either case an “Indemnifying Party”) written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party along with a copy of the claim. The failure to give such notice shall not relieve the Indemnifying Party from any obligation under this Article 8 except where, and then solely to the extent that, such failure actually and materially prejudices the rights of the Indemnifying Party. If the claim relates to Losses for which the Indemnified Party is entitled to indemnification pursuant to this Article 8, the Indemnifying Party shall have the right to defend such claim, at the Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to Indemnified Party, provided that with respect to any Losses covered by the Escrow Amount the Indemnifying Party conducts the defense of such claim actively and diligently. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall reasonably cooperate in such defense so long as the Indemnified Party is not materially prejudiced thereby. The Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim. Neither the Indemnifying Party nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, provided that such consent shall be granted in connection with any settlement (A) containing a full release of the party from whom such consent is so requested and (B) in the case of a consent from a Indemnified Party, involving only monetary damages not fully paid by the Indemnifying Party. Notwithstanding the foregoing, an Indemnified Party shall be entitled to participate with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party or, (ii) in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between either the Indemnifying Party and the Indemnified Party which would materially prejudice the Indemnified Party. Regardless of which party shall assume the defense of such claim, each party shall provide to the other parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to such claim for indemnification and shall provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim. Notwithstanding the foregoing, this Section 8.04 shall not apply to Tax matters governed by Section 7.01.
8.05 Exclusive Remedy
     The parties acknowledge and agree that, other than with respect to claims for equitable relief in respect of covenants and agreements of the parties herein, and other than for claims of fraud or willful misrepresentations or pursuant to Article 2 and Article 3, their sole remedy after the Closing for any Losses as a result of any breach of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification provisions set forth in this Article 8. The Parties agree that if a Claim for indemnification is made by one Party in accordance with Section 8.02 or Section 8.03, as the case may be, and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such Claim, then arbitration, in accordance with Section 9.15, is the appropriate means to seek a remedy for such refusal. This Article 8 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any Closing Document or by any termination or rescission of this Agreement by any Party. This Article 8 shall not restrict the ability of any party to seek specific performance of this Agreement or any Closing Document or any provision hereof or thereof.
8.06 Calculation of Losses Subject to Indemnification
     The amount of any Loss for which indemnification is provided under this Article 8 shall be computed net of any third party insurance proceeds actually received by the Purchaser Indemnified Parties in connection with such Loss and shall exclude consequential damages, lost profits, and punitive damages except to the extent that the Loss includes consequential damages, lost profits and punitive damages that are components of awards by claims from third parties.
8.07 One Recovery
     A Party shall not be entitled to double recovery for any Claims even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the other Party in this Agreement.

8.08 Duty to Mitigate
     Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Party to mitigate any loss which it may suffer or incur by reason of the breach by the other Party of any representation, warranty or covenant of that other Party under this Agreement. If any Claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, a Party shall take all appropriate steps to enforce such recovery, settlement or payment. The cost of such mitigation shall be indemnified Losses for purposes of this Article 8.
8.09 Purchaser Cooperation
     The Purchaser shall cooperate with any request of the Sellers and make available, at the Sellers’ sole cost and expense, all information (but excluding privileged communications) necessary for the Sellers to pursue any indemnification or reimbursement from a third party for any Losses in the event that the Sellers, in their sole discretion, decide to pursue such indemnification or reimbursement.
8.10 Continuance of Directors’ and Officers’ Indemnification
     (a) The Purchaser shall cause the certificate and articles of incorporation, as amended or restated heretofore (each referred to hereinafter as a “Charter”), and bylaws, as amended or restated heretofore (each referred to hereinafter as the “Bylaws”), of the Company and each of the Subsidiaries or their successors or assigns after the Closing Date to contain provisions no less favorable with respect to indemnification for matters occurring prior to the Closing Date than are set forth in each Company and Subsidiary’ Charter and Bylaws as of the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees or agents of the Company and Subsidiaries, with respect to any matters occurring, or any cause of action, suit or Claim arising from any matters occurring prior to the Closing Date, unless such modification shall be required by Law.
     (b) The Purchaser shall arrange, or shall cause the Company, the Subsidiaries or their successors or assigns to arrange, for “tail” coverage for six (6) years under each Company and Subsidiary’s current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the Closing Date which policies will provide no less favorable terms or dollar limit coverage than the existing policy.
8.11 Double-Take Joinder
     Double-Take hereby joins as a primary party in the covenants of the Purchaser set forth in Sections 2.02, 2.03(b), 3.01(d), 8.03 and 8.04 herein and in the Escrow Agreement and hereby guarantees the performance of all such obligations by the Purchaser.
ARTICLE 9
MISCELLANEOUS

9.01 Additional Actions and Documents
     Each of the parties hereto agrees that he, she or it will, at any time, prior to, at or after the Closing, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents and approvals, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.
9.02 Expenses and Corrective Actions
     Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all Company Transaction Expenses shall be borne (a) by the Company, at the expense of (and reimbursement by) the Sellers, if the costs and expenses relate to pre-Closing time periods and are incurred by or at the direction of the Sellers or the Company or (b) by the Purchaser if the costs and expenses are incurred by or at the direction of the Purchaser or Double-Take. For purposes of clarity, any Company Transaction Expenses (a) incurred by or at the direction of the Sellers or the Company at or prior to Closing that become due and payable after Closing shall be borne by the Sellers and (b) incurred by or at the direction of the Purchaser, Double-take or the Company following the Closing shall be borne by Purchaser.
9.03 Notices
     All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by overnight courier), or transmitted by facsimile addressed as follows:

(i)	If to the Purchaser or Double-Take:

Double-Take Software, Inc.
257 Turnpike Road
Southborough, MA 01772
Attn: S. Craig Huke, Vice-President and Chief Financial Officer
Fax: (508) 358-2511
with copies (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
111 S. Calvert Street, Suite 1600
Baltimore, MD 21202
Attn: A. Lynne Puckett
Fax: (410) 539-6982

(ii)	If to the Sellers:

Capvest Equities Inc.
2000 Peel Street
Suite 900
Montreal, QC
H3A 2W5

Attn: Louis Newman
Fax: (514) 284-1054
with copies (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
1000 De La Gauchetière Street West,
Suite 2100
Montréal, QC
Canada
H3B 4W5
Attn: Shahir Guindi
Fax: 514-904-8101
or such other address as the addressee may indicate by written notice.
     Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is hand delivered to the addressee (the affidavit of the messenger or (with respect to overnight courier) the records of the courier service (with respect to a fax) the confirmation sheet being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. However, a notice delivered or transmitted after 5:00 PM local time or on day that is not a Business Day shall be deemed to have been given and received on the next Business Day.
9.04 Waiver
     Unless expressly specified in this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement, no delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
9.05 Benefit and Assignment
     The Purchaser shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Significant Shareholders and the Company; provided, however, that Purchaser shall be entitled to assign this Agreement upon written notice to the other parties hereto to an Affiliate of the Purchaser or in connection with the reorganization (whether by merger, consolidation, or otherwise), sale of all or substantially all of the assets or business of the Purchaser, provided Purchaser and Double-Take shall remain jointly and severally liable to the Sellers for any failure on the part of said assignee to (i) properly release the Escrow Account, (ii) pay the Post-Closing Purchase Price Adjustment, and (iii) satisfy its indemnification obligations under this Agreement. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Person other than the parties hereto or their respective successors and assigns as permitted hereunder shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.
9.06 Severability
     If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions hereof or of said agreement, document or writing.
9.07 Governing Law
     This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.
9.08 Language
     The parties acknowledge that they have requested and are satisfied that this Agreement and all other documents and notices related thereto be drawn up in English. Les parties aux présentes reconnaissent qu’elles ont exigé que cette convention et tous les documents et avis y afférents soient rédigés en anglais et s’en déclarent satisfaites.
9.09 Signature in Counterparts
     This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.
9.10 Construction
     The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, provincial, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
9.11 Currency
     Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in the lawful currency of the United States.
9.12 Incorporation of Exhibits, Disclosure Schedule and Schedules
     The Exhibits, Disclosure Schedule and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
9.13 Sellers’ Representative
     (a) Each Seller hereby irrevocably appoints Mr. Louis Newman (the “Sellers’ Representative”) as such Sellers’ Representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of the Sellers with respect to the transfer of the Sellers’ Shares to Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of the Sellers in any amendment of or litigation or arbitration involving this Agreement and the Escrow Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:
     (i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement;
     (ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that the Sellers shall execute and deliver any such documents which the Sellers’ Representative agrees to execute);
     (iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and
     (iv) to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present.

     (b) If Mr. Newman becomes unable to serve as Sellers’ Representative, the Seller with which he is currently employed or engaged as a contractor shall be entitled to appoint his successor.
9.14 Specific Performance
     Each party hereto acknowledges and agrees that a breach of this Agreement would cause irreparable damage to each other party hereto and that any such other party will not have an adequate remedy at law. Therefore, the obligations of each party under this Agreement, including the Sellers’ obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Except as otherwise provided herein, such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
9.15 Arbitration
     Any controversy or dispute arising out of or relating to this Agreement, including, but not limited to, its negotiation, validity, existence, breach, termination, construction or application, or the rights, duties or obligations of any Party (other than a dispute under or relating to Section 2.03(b) which shall be subject to the provisions of Section 2.03(b)(c)), shall be referred to and determined finally by arbitration before a single arbitrator in accordance with the International Rules of the American Arbitration Association applicable to commercial arbitration and the procedures set out in therein. The arbitrator shall be appointed by mutual agreement of the parties hereto. If they cannot agree, then the arbitrator shall be appointed by the American Arbitration Association. An arbitrator appointed by the American Arbitration Association shall be impartial. The arbitration shall take place in Montreal (QC). The decision of the arbitrator shall be conclusively binding upon the parties, final and nonappealable, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. Each party shall pay the fees and expenses of its counsel and its witnesses. The parties shall share equally the fees and expenses of the arbitrator. The arbitration shall be carried out in the English language. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction for the enforcement of for the enforcement of the provisions set forth in ARTICLE 7 and Section 9.14 herein.
9.16 Entire Agreement; Amendment
     This Agreement, together with all Exhibits and Schedules hereto and all agreements, documents and instruments delivered or required to be delivered hereto (the “Closing Documents”), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby or the Sellers’ Representative on behalf of the Sellers.

                                                  IN WITNESS WHEREOF, each of the parties hereto has executed this Share Purchase Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written
SELLERS:

CAPITAL REGIONAL ET COOPERATIF DESJARDINS

By:	/s/ Luc Ménard
Name:	Luc Ménard

Title:	Vice President

By: Name:	/s/ Robert P. Lévesque Robert P. Lévesque

Title:	Vice President

DESJARDINS CAPITAL DE DEVELOPPEMENT MONTREAL METROPOLITAIN, OUEST ET NORD DU QUEBEC INC.

By: Name:	/s/ Luc Ménard Luc Ménard

Title:	Vice President

By: Name:	/s/ Robert P. Lévesque Robert P. Lévesque

Title:	Vice President

BDC CAPITAL INC.

By: Name:	/s/ Ronald E. Warburton Ronald E. Warburton

Title:	Managing Director

By: Name:	/s/ Glenn Egan Glenn Egan

Title:	Managing Director

VENTURE WEST 8 LIMITED PARTNERSHIP, BY ITS GENERAL PARTNER, VENTURES WEST 8 MANAGEMENT LTD.

By: Name:	/s/ Howard Riback and /s/ David Berkowitz Howard Riback and David Berkowitz

Title:	Chief Financial Officer and Vice President and Senior Vice President

CAPVEST EQUITIES INC.

By: Name:	/s/ Louis Newman Louis Newman

Title:	President

[Signatures continue on next page]

VEBA DEV, INC.

By: Name:	*

Title:

3055810 NOVA SCOTIA HOLDING COMPANY

By:	/s/ Louis Newman
Name:	Louis Newman
Title:

*

Sunil Bagai

*

John Bastian

*

Frederick Roy Carlson, Jr.

*

Karine De Marchie

*

Dan Friedlander

*

Blaine Little

/s/ Louis Newman

Louis Newman

*

Xavier Oriol

*

Michael Peterson

*

Mark Squibb

*	/s/ Louis Newman

Louis Newman
Attorney-in-fact

TIMESPRING SOFTWARE CORPORATION

By:	/s/ Louis Newman

Name:	Louis Newman

Title:

[Signatures continue on next page]

PURCHASER:

DOUBLE-TAKE SOFTWARE CANADA, INC.

By:	/s/ Dean Goodermote

Name:	Dean Goodermote

Title:	President

DOUBLE-TAKE:

DOUBLE-TAKE CORPORATION

By:	/s/ Dean Goodermote

Name:	Dean Goodermote

Title:	President and Chief Executive Officer

Appendix A
Definitions
     All references to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules to this Agreement.
     “Accounting Referee” has the meaning set forth in Section 2.04(d).
     “Affiliate” means: (a) with respect to a person, any member of such person’s family; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.
     “Assets” means assets and properties of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real (immovable) and personal (movable) property.
     “Audited Financial Statements” has the meaning set forth in Section 5.10(a)(i).
     “Balance Sheet” has the meaning set forth in Section 5.10(a)(ii).
     “Business” means the businesses and operations of the Company and the Subsidiaries engaged in, on the date hereto, and at any time during the twelve (12) months preceding the Closing and any other business or operation that the Company and the Subsidiaries propose to engage in prior to the Closing.
     “Business Day” means any day, other than a Saturday or Sunday, on which Banks in Montreal (QC) and Boston, Massachusetts are open for commercial banking business during normal banking hours;
     “Cash” means cash and cash equivalents determined in accordance with GAAP as of the Closing Date as shown on the Closing Date Balance Sheet.
     “CBCA” means the Canada Business Corporations Act.
     “Claims” means all demands, claims, actions, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys’ and experts’ fees and disbursement
     “Closing” has the meaning set forth in Section 3.01(a).
     “Closing Date” has the meaning set forth in Section 3.01(a).
     “Closing Date Balance Sheet” shall have the meaning set forth in Section 2.03(b)(a).

     “Closing Documents” has the meaning set forth in Section 9.16.
     “Closing Net Working Capital” means Current Assets less Current Liabilities based upon the Closing Date Balance Sheet prepared in accordance with GAAP, but excluding, for greater certainty i) all accounts and accruals for the value or in respect of the Preferred Shares on the Financial Statements, ii) all Funded Indebtedness, and (iii) all expenses relating to the transactions herein contemplated.
     “Company” means TimeSpring Software Corporation, incorporated under the laws of Canada.
     “Company Permits” shall have the meaning set forth in Section 5.14 (b).
     “Company Stock Award Plan” shall have the meaning set forth in Section 5.04 (e).
     “Company Transaction Expenses” means all unpaid fees, expenses and other obligations of the Company or any Subsidiary relating to the process of selling the Company or the negotiation, preparation or execution of this Agreement or any documents contemplated hereby, or the performance of the Sellers or the Company obligations hereunder, or the consummation of the transactions contemplated by this Agreement, including without limitation fees or expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or other Person on behalf of the Company or its Subsidiaries, all legal, accounting, tax and investment banking fees or expenses.
     “Consents” means those consents required pursuant to the agreements listed under the heading Section 4.02(b) of the Disclosure Schedule.
     “Contract” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Company or any of the Subsidiaries is a party or by which any of them are bound or under which the Company or any of the Subsidiaries has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied), and includes any quotations, orders, proposals or tenders which remain open for acceptance and warranties and guarantees.
     “Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).
     “Copyrights” is defined in the definition of Intellectual Property.
     “Current Assets” means total consolidated current assets of the Company determined in accordance with GAAP applied in a manner consistent with past practices (which past practices shall include any year end adjustments made by the Company or required by the Company’s auditors in previous years).
     “Current Liabilities” means total consolidated current liabilities of the Company determined in accordance with GAAP applied in a manner consistent with past practices (which past practices shall include any year end adjustments made by the Company or required by the Company’s auditors in previous years).
     “Disclosure Schedule” means the disclosure schedule identified as the Disclosure Schedule to the Agreement.
     “Employee Plans” has the meaning set forth in Section 5.13.
     “Encumbrance” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, hypothecs, options, adverse claims or encumbrances of any kind or character whatsoever.
     “Environmental Claims” means all Claims pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Company, the Subsidiaries or any of their predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from Company’s and the Subsidiaries’ Assets or business; and (iii) any violations of Environmental Laws by the Company and the Subsidiaries prior to the Closing Date, including reasonable expenditures necessary to cause the Company and the Subsidiaries to be in compliance with or resolve violations of Environmental Laws.
     “Environmental Laws” means any Laws relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.
     “Environmental Permits” means any permits, licenses, certificates and approvals required under any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and all Laws promulgated pursuant thereto or in connection therewith.
     “ERISA Affiliate” shall mean any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
     “Escrow Agent” means Computershare Trust Company of Canada.
     “Escrow Agreement” means that certain Escrow Agreement, by and among the Significant Shareholders, Double-Take, the Purchaser and the Escrow Agent, relating to the Escrow Amount and SR&ED Escrow Amount.
     “Escrow Account” means the account with the Escrow Agent where the Escrow Amount shall be deposited at Closing.

     “Escrow Amount” has the meaning set forth in Section 2.02(a).
     “Escrow Funds” means the funds (if any) held in the Escrow Account in accordance with the terms of the Escrow Agreement.
     “Estimated Working Capital Statement” has the meaning set forth in Section 2.03(a).
     “Exhibit” means an exhibit attached to the Agreement.
     “Financial Statements” means the Company’s Audited Financial Statements and the Interim Financial Statements.
     “Funded Indebtedness” means the loan payable to certain creditors by the Company that are set forth in Exhibit B hereto, and all interest thereon.
     “GAAP” means Canadian generally accepted accounting principles as in effect from time to time, including those set forth in the Handbook of the Canadian Institute of Chartered Accountants which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be.
     “Governmental Authority” shall mean any government, state, commonwealth, territory, or any possession, county, or municipality thereof, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any such functions.
     “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.
     “ITA” means the Income Tax Act (Canada).
     “Indebtedness” means the sum of (a) the principal amount of any indebtedness of the Company and any Subsidiaries for borrowed money, including any debentures, bonds, shareholder loans, and preferred stock, together with all prepayment premiums, unpaid fees or expenses, interest, dividends, penalties and other amounts due or becoming due as a result of the transactions contemplated by this Agreement, (b) all obligations under leases required to be capitalized in accordance with GAAP, (c) any payment obligations of the Company and any

Subsidiaries in respect of outstanding letters of credit which are not evidenced by trade payables, (d) any liability of the Company and any Subsidiaries with respect to outstanding interest rate swaps, collars, caps and similar hedging obligations, (e) all obligations of the Company and any Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations, and all obligations under any title retention agreement (but excluding trade accounts payable arising in the Ordinary Course of Business); (f) any outstanding indebtedness of the type referred to in clauses (a) through (e) above of any Person other than the Company and the Subsidiaries which is either guaranteed by, or secured by a security interest upon any property owned by, the Company or any Subsidiary, and (g) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness of the Company or any Subsidiary, but does not include any amount owed by the Company on account of Taxes.
     “Indemnified Parties” has the meaning set forth in Section 8.02(a).
     “Initial Purchase Price” has the meaning set forth in Section 2.02(a).
     “Initial Working Capital Adjustment Payment” has the meaning set forth in Section 2.03(b).
     “Intellectual Property” means all intellectual property rights owned or used by the Company and the Subsidiaries arising from or in respect of the following, whether protected, created or arising under the laws of the United States, Canada or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) all copyrights and registrations and applications therefore, works of authorship, including but not limited to computer software and applications (object code and/or source code), and mask work rights (collectively, “Copyrights”), and (iv) all discoveries, research and development, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”).
     “Interim Financial Statements” has the meaning set forth in Section 5.10.
     “Knowledge of the Company” means the actual awareness of a particular fact or matter by the Company’s directors and executive officers, including Louis Newman, Frederick R. Carlson, Jr., Fabrice Lucherini, Barry Gekiere, Ben Cohen, Marianne Zuhorski, George Nawfal, Nathalie D’Amours, Marc LaFleur .
     “Knowledge of the Purchaser and Double-Take” means the actual awareness of a particular fact or matter by the Chief Executive Officer, Chief Financial Officer and Chief

Technical Officer of Double-Take and all knowledge which could have been obtained by him upon reasonable inquiry.
     “Knowledge of the Significant Shareholders” means the actual awareness of a particular fact or matter by Barry Gekiere, Louis Newman, Fabrice Lucherini and all knowledge which could have been obtained by them upon reasonable inquiry.
     “Laws” means all currently existing applicable federal, state, provincial and local statutes, laws (including common law), ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; safety, health and fire prevention; and environmental protection, including Environmental Laws).
     “Legal Proceedings” has the meaning set forth in Section 5.15.
     “Liabilities” means any indebtedness, liability, financial obligation or financial guarantee of any type (whether direct or indirect, absolute or contingent).
     “Loss Contract” means any Contract for the sale of goods and/or services which, after allocation of costs including overhead and general and administrative expenses, would result in less revenue than those direct and allocable costs.
     “Losses” has the meaning set forth in Section 8.02(a).
     “Marks” is defined in the definition of Intellectual Property.
     “Material Adverse Effect” as it applies to the Company and its Subsidiaries means any event, occurrence, state of facts or development that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, liabilities, profits, assets, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, other than (i) changes in general economic conditions, interest rates or securities markets in the U. S. or worldwide that do not disproportionately affect the Business; (ii) any adverse change, effect or circumstance relating to conditions generally affecting the industry in which the Company or any of the Subsidiaries operates, and not affecting them in a disproportionate manner; (iii) war, act of terrorism, civil unrest or similar event; (iv) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated Persons that do not disproportionately affect the Business and (vi) any change or effect arising by reason of or relating to the announcement or pendency of the transactions contemplated by this Agreement.
     “Material Contracts” means the Contracts listed at Section ● of the Disclosure Schedule         .
     “Minority Interest Shareholder” has the meaning set forth in the Recitals.

     “Net Operating Costs” shall mean the lesser of $3,300 CDN per day or the Company’s actual net operating costs per day for the period commencing on September 11, 2007 and ending on the Closing Date.
     “Non-Resident Seller” shall mean:
          (i) a Seller that is not a resident of Canada for the purposes of the ITA; and
          (ii) a Seller that is a partnership that is not a “Canadian partnership” within the meaning of the ITA
     “Ordinary Course of Business” means the ordinary and usual course of the Company’s day to day Business consistent with past practices and business operations.
     “Patents” is defined in the definition of Intellectual Property.
     “Permits” has the meaning set forth in Section 5.14.
     “Permitted Encumbrances” means:
               (i) applicable municipal by-laws, development agreements, subdivision agreements, site plan agreements, other agreements, building and other restrictions, easements, servitudes, rights of way and licenses which do not in the aggregate materially adversely affect the use or value of the Real Property affected thereby and provided the same have been complied with in all material respects to the Closing Date including the posting of any required security for performance of obligations thereunder;
               (ii) defects or irregularities in title to the Real Property which are of a minor nature and do not materially adversely affect the use, saleability or value of the Real Property affected thereby and provided the same have been complied with in all material respects to the Closing Date;
               (iii) rights of equipment lessors under Equipment Contracts provided the terms of such Equipment Contracts have been fully performed to the Closing Date;
               (iv) any privilege in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts, or Real Property Leases, so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such liens or privileges do not materially adversely affect the use or value of the assets affected thereby;
               (v) mechanics’, carriers’, workmen’s, repairmen’s and other like Liens arising or incurred in the ordinary course of business; and
               (vi) Encumbrances for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings.
     “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

     “Personal Information” means information in the possession or under the control of the Sellers about an identifiable individual.
     “Personal Property Leases” shall have the meaning set forth in Section 5.09.
     “Post-Closing Purchase Price Adjustment” has the meaning set forth in Section 2.03(b).
     “Post-Closing Taxes” means all Taxes of the Company and any Subsidiary for Post-Closing Tax Periods and all Taxes of the Company and any Subsidiary for Straddle Periods to the extent such Taxes are allocated to the Purchaser pursuant to Section 7.01(b).
     “Post-Closing Tax Period” means any taxable period beginning on or after and ending after the Closing Date.
     “Pre-Closing Taxes” means (i) all Taxes of the Company and any Subsidiary for Pre-Closing Tax Periods and all Taxes of the Company and any Subsidiary for Straddle Periods to the extent such Taxes are allocated to the Sellers pursuant to Section 7.01(b).
     “Preferred Shares” has the meaning set forth in the Recitals.
     “Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date and if a Taxable Period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the Taxable Period that ends on and includes the Closing Date.
     “Pro Rata Percentage” shall mean each Seller’s respective percentage entitlement to the Initial Purchase Price as set out on Schedule A.
     “Proceedings” means suits, claims, actions (arbitration or legal), notice, demand, or administrative or other proceedings or hearings or governmental investigations.
     “Purchase Price” has the meaning set forth in Section 2.02.
     “Purchaser Indemnified Parties” has the meaning set forth in Section 8.02.
     “Real Property” has the meaning set forth in Section 5.06.
     “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
     “Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

     “Review Period” has the meaning set forth in Section 2.03(b)(c).
     “Significant Shareholder” has the meaning set forth in the Recitals.
     “Section” means a Section (or a subsection) of this Agreement.
     “Seller” has the meaning set forth in the Recitals.
     “Seller Indemnified Parties” has the meaning set forth in Section 8.03.
     “Seller Price” means, in the case of a Non-Resident Seller that is not a partnership, the Purchase Price payable to the Non-Resident Seller on the date hereof, and in the case of a Non-Resident Seller that is a partnership, such part of the Purchase Price payable to the Non-Resident Seller on the date hereof as is attributable to any Person that is not a resident of Canada for the purposes of the ITA and that is either a partner of the Non-Resident Seller or a member of another partnership that directly or through other partnerships is a partner of the Non-Resident Seller.
     “Sellers’ Accountants” means the firm of SNG Collins Barrow.
     “Sellers’ Representative” has the meaning set forth in Section 9.13.
     “Shares” has the meaning set forth in the Recitals.
     “SR&ED” has the meaning set forth in Section 5.25.
     “SR&ED Cheque(s)” means the cheque or cheques or credits issued by the CRA and/or MRQ with respect to the SR&ED Credit.
     “SR&ED Credit” means the aggregate amount payable by the CRA and/or MRQ (whether by cheque or otherwise) and not yet received on the Closing Date with respect to the aggregate SR&ED tax credits for Tax Periods of the Company and any Subsidiary ending on or before the Closing Date as reflected on the Estimated Working Capital Statement.
     “SR&ED Escrow Account” means the account with the Escrow Agent where the SR&ED Escrow Amount shall be deposited at Closing.
     “SR&ED Escrow Amount” has the meaning set forth in Section 2.02(a).
     “SR&ED Escrow Funds” means the funds (if any) held in the SR&ED Escrow Account in accordance with the terms of the Escrow Agreement for the purpose of payments made resulting from the exercise of rights set forth in Section 8.02(vi).
     “Straddle Period” has the meaning set forth in Section 7.01(b).
     “Subsidiaries” means a company or entity of which the majority of the outstanding capital shares, voting securities, other equity interests or other interests having rights to vote or otherwise exercise control are held, directly or indirectly, by the Company, which Subsidiaries include TimeSpring Software, Inc., a Delaware corporation, and TimeSpring Software (Mass), Inc., a Delaware corporation.
     “Target Working Capital” means zero dollars ($0).
     “Tax Claim” has the meaning set forth in Section 7.01(c).
     “Taxes” shall mean any or all Canadian federal, provincial, local or foreign (i.e., non-Canadian) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, profits, withholding, social security (or similar), franchise, payroll, wage, employer health, employment excise, severance, utility, compensation, workers’ compensation plan premiums, employment insurance premiums or compensation, Canada pension plan contributions and retirement contributions, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed and amounts as or on account of any Taxes.
     “Tax Period” means any taxable year or other period with respect to which any Tax may be imposed or is required to be paid, collected or remitted under any applicable statute, rule or regulation.
     “Tax Returns” shall mean any return, declaration, report, estimate, information return or statement, or claim for refund relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to withholding at source or payments to third parties, and any schedules or attachments thereto or amendments of any of the foregoing.
     “Threshold Amount” has the meaning set forth in Section 8.02(c).
     “Title IV Plan” has the meaning set forth in Section 5.13(c).
     “Trade Secrets” is defined in the definition of Intellectual Property.
     “Unresolved Claims” has the meaning set forth in Section 8.02 (d).
     “Working Capital” means Current Assets less Current Liabilities determined in accordance with GAAP, but excluding, for greater certainty, i) all accounts and accruals for the value or in respect of the preferred shares on the Financial Statements, ii) all Funded Indebtedness, and iii) all expenses relating to the transactions herein contemplated.
     “401(k) Plan” has the meaning set forth in Section 7.05(b).

The Company has omitted the following schedules and similar attachments in accordance with Regulation S-K 601(b)(2):
Exhibit A — Purchase Price
Exhibit B — Funded Indebtedness
Exhibit D — Form of Legal Opinion
Exhibit E — Form of Employment Agreement
Exhibit F — Form of Deloitte and Touche Letter
Exhibit G — Estimated Working Capital Statement
Disclosure Schedule Section 4.01 — Non Resident Shareholders
Disclosure Schedule Section 4.02 (b) — Drag Along Notice
Disclosure Schedule Section 5.01 — Corporate Existence; Good Standing
Disclosure Schedule Section 5.02(a) — Subsidiaries
Disclosure Schedule Section 5.02(b) — Subsidiaries — Details
Disclosure Schedule Section 5.03(b) — Absence of Conflicts; Consents
Disclosure Schedule Section 5.04 — Ownership; Capitalization; Options
Disclosure Schedule Section 5.05 — Absence of Certain Changes
Disclosure Schedule Section 5.06 — Affiliate Transactions
Disclosure Schedule Section 5.07 — Material Contracts
Disclosure Schedule Section 5.08 — Real Property
Disclosure Schedule Section 5.09 — Personal Property
Disclosure Schedule Section 5.10 — Financial Statements
Disclosure Schedule Section 5.11 — No Undisclosed Liabilities
Disclosure Schedule Section 5.12 — Employee Matters
Disclosure Schedule Section 5.13 — Pension and Benefit Plans
Disclosure Schedule Section 5.14 — Legal Compliance Permits
Disclosure Schedule Section 5.15 — Litigation Disputes
Disclosure Schedule Section 5.16 — Insurance
Disclosure Schedule Section 5.17 — Customers; Vendors; Suppliers
Disclosure Schedule Section 5.18 — Bank Accounts
Disclosure Schedule Section 5.19 — Books and Records
Disclosure Schedule Section 5.20 (a) — 5.20 (c) — Intellectual Property
Disclosure Schedule Section 5.21 — Absence of Open Source Code
Disclosure Schedule Section 5.22 — Accounts Receivable
Disclosure Schedule Section 5.23 — Indebtedness
Disclosure Schedule Section 5.27 — Environmental
Disclosure Schedule Section 5.28 — Taxes
Disclosure Schedule Section 8.02(a)(v) — List of Original Share Certificates Not in The Possession of the Company at Closing
The Company will furnish the omitted schedules and similar attachments to the U.S. Securities and Exchange Commission upon request.

Exhibit C
FORM OF ESCROW AGREEMENT
ESCROW AGREEMENT
BY AND AMONG
CAPITAL RÉGIONAL ET COOPÉRATIF DESJARDINS
AND
DESJARDINS CAPITAL DE DÉVELOPPEMENT MONTRÉAL
MÉTROPOLITAIN, OUEST ET NORD DU QUÉBEC INC.
AND
BDC CAPITAL INC.
AND
VENTURES WEST 8 LIMITED PARTNERSHIP
AND
CAPVEST EQUITIES INC.
AND
DOUBLE-TAKE SOFTWARE, INC.
AND
DOUBLE-TAKE SOFTWARE CANADA INC.
AND
COMPUTERSHARE TRUST COMPANY OF CANADA
DECEMBER 24, 2007

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”), is dated as of December 24, 2007, by and among Capital régional et coopératif Desjardins, Desjardins capital de développement Montréal métropolitain, ouest et nord du Québec Inc., BDC Capital Inc., Ventures West 8 Limited Partnership, Capvest Equities Inc. (each a “Significant Shareholder”), Louis Newman (the “Sellers’ Representative”), Timespring Software Corporation, a corporation incorporated under the Canada Business Corporations Act (the “Company”), Double-Take Software, Inc., a Delaware corporation (“Double-Take”), and Double-Take Software Canada Inc., a Canadian corporation (the “Purchaser”) and a direct subsidiary of Double-Take, and Computershare Trust Company of Canada (the “Escrow Agent”).
WHEREAS, the shareholders of the Company have this day sold all of the issued and outstanding Shares of the Company to the Purchaser pursuant to the certain share purchase agreement dated as of the date hereof (the “Share Purchase Agreement”); and
WHEREAS, pursuant to the Share Purchase Agreement, Purchaser has agreed to deposit the Escrow Amount and the SR&ED Escrow Amount with the Escrow Agent upon the Closing on the terms and conditions provided for in the Share Purchase Agreement and the terms and conditions provided for herein.
NOW, THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:
1. DEFINITIONS AND INTERPRETATION
1.1	All capitalized terms and expressions used herein shall have the meaning ascribed to them in the Share Purchase Agreement, unless the context otherwise requires.

1.2	“Escrow Amount” shall mean the total of $1,052,532 and CAD$147,468;

1.3	“SR&ED Escrow Amount” shall mean CAD$200,000;

1.4	“Escrow Funds” shall mean the funds (if any) held in escrow comprising of the Escrow Amount deposited upon Closing, together with interest and other income thereon; and

1.5	“SR&ED Escrow Funds” shall mean the funds (if any) held in escrow comprising of the SR&ED Escrow Amount deposited upon Closing, together with interest income and other income thereon.

2.	DELIVERY AND RECEIPT OF ESCROW AMOUNT AND SR&ED ESCROW AMOUNT
The Buyer shall deposit with the Escrow Agent, on or about the date hereof the Escrow Amount and the SR&ED Escrow Amount and the Escrow Agent shall acknowledge receipt of such amounts by delivery of a receipt to the Purchaser and the Significant Shareholders upon receipt of transfer of the such amounts.

3. INVESTMENT OF ESCROW FUNDS AND SR&ED ESCROW FUNDS
3.1	Until and unless otherwise instructed pursuant to Section 3.3 herein, the SR&ED Escrow Funds shall be invested and reinvested in the Escrow Agent’s trust account earning the rate of prime less 2% of the dollar value of the SR&ED Escrow Funds (such investment option being designated as CPU Standard (Canadian funds) on the Escrow Agent’s schedule of fees).

3.2	Until and unless otherwise instructed pursuant to Section 3.3 herein, the Escrow Funds shall be invested in the Escrow Agent’s trust account, earning the rate of interest as indicated in the Escrow Agent’s schedule of fees for CPU Standard (Canadian funds) or CPU Standard (United States funds), as may be applicable.

3.3	All or part of the Escrow Funds or SR&ED Escrow Funds may be invested and reinvested from time to time by the Escrow Agent, in money market fund or government securities unconditionally guaranteed by the full faith and credit of such government, as may be directed in writing by the joint written direction of the Purchaser and the Sellers’ Representative, acting on behalf of the Sellers, from time to time. The Escrow Agent shall not have any liability whatsoever for any loss sustained as a result of any investment made pursuant to the foregoing or as a result of any liquidation of any such investment prior to its maturity or for the failure of the Purchaser and the Sellers’ Representative to give the Escrow Agent any instruction to invest or reinvest the Escrow Funds or the SR&ED Escrow Funds. Any portion of the Escrow Funds or SR&ED Escrow Funds which cannot be invested shall remain in an interest-bearing account.
4. BENEFIT OF ESCROW FUNDS AND SR&ED ESCROW FUNDS
4.1	The Escrow Funds and the SR&ED Escrow Funds shall be held by the Escrow Agent for the benefit of the Purchaser and the Significant Shareholders.

4.2	Unless otherwise provided by a joint written direction of Double-Take, the Purchaser and the Sellers’ Representative, the Escrow Funds and the SR&ED Escrow Funds will only be dealt by the Escrow Agent in accordance with the terms and conditions provided in the Share Purchase Agreement and hereinafter.

4.3	Where the provisions of this Agreement authorize the Escrow Agent to disburse any Escrow Funds, SR&ED Escrow Funds or other amount to any of the parties hereto without any further written direction from any of the parties hereto, no such further written direction(s) need be obtained by the Escrow Agent in connection therewith.
5. HOLDING OF ESCROW FUNDS AND SR&ED ESCROW FUNDS
5.1	The Escrow Funds shall be held for a period ending on the two year anniversary date from the date of the Closing (the “Release Date”) unless paid out earlier in accordance with Section 8 of this Agreement. Notwithstanding the foregoing, any portion of the Escrow Funds which is the subject of an unresolved Claim on the

Release Date, shall not be released by the Escrow Agent until (i) such dispute has been resolved by the Sellers’ Representative, acting on behalf of the Sellers, the Purchaser, and Double-Take, and (ii) the Escrow Agent has been provided notice of such resolution.
5.2	The SR&ED Escrow Funds shall be held for a period ending on the Release Date unless paid out earlier in accordance with Section 8 of this Agreement. Notwithstanding the foregoing, any portion of the SR&ED Escrow Funds which is the subject of an unresolved Claim on the Release Date, shall not be released by the Escrow Agent until (i) such dispute has been resolved by the Sellers’ Representative, acting on behalf of the Sellers, the Purchaser, and Double-Take, and (ii) the Escrow Agent has been provided notice of such resolution.
6. INDEMNIFIED PARTY CLAIMS
6.1	The Purchaser on its own behalf, or any other Purchaser Indemnified Party, shall have the right to submit a Claim to the Escrow Agent for reimbursement out of the Escrow Funds or the SR&ED Escrow Funds, as the case may be, with respect to Claims for indemnification under Section 8.02 of the Share Purchase Agreement.

6.2	If the Purchaser wishes to submit a Claim against the Escrow Funds or the SR&ED Escrow Funds in accordance with Section 8.02 of the Share Purchase Agreement it shall give a written notice (a “Notice of Claim”) to the Sellers’ Representative, with a copy to the Escrow Agent, setting out the type, amount and details of the Claim with appropriate supporting documentation, if any. Any Notice of Claim shall specify the amount and nature of the Claim and provide all material details of the Claim. The Sellers’ Representative, acting on behalf of the Sellers, shall have the right to dispute any Claim by giving the Purchaser and the Escrow Agent a notice (a “Notice of Dispute”) setting out the basis on which it disputes the Claim with appropriate supporting documentation, if any, within 15 days of the receipt of the Notice of Claim by the Sellers’ Representative. If the Sellers’ Representative does not dispute a Claim by giving a Notice of Dispute within the allowed time, the Escrow Agent shall pay to the Purchaser, within five business days, the amount of the Claim requested by the Purchaser upon receipt of a request for payment and a sworn affidavit by the Purchaser certifying (i) as to the giving of the Notice of Claim to the Sellers’ Representative, (ii) the date the Notice of Claim was given, and (iii) that no Notice of Dispute was received by the Purchaser within the allowed time with respect to that portion of the Claim which the Escrow Agent is being requested to pay.

6.3	If the Sellers’ Representative disputes a Claim and gives a Notice of Dispute under Section 6.2 of this Agreement, the portion of the Claim not disputed shall be disbursed to the Purchaser as contemplated in Section 6.2 of this Agreement and the parties shall attempt to resolve all of the items in dispute set out in the Notice of Dispute within 10 days of receipt of the Notice of Dispute by the Purchaser. In the event that the parties agree on a resolution of the dispute set out in the Notice of Dispute, the parties shall confirm this resolution in writing to the Escrow Agent and shall thereafter be bound by such resolution. Any items in dispute not resolved within the above mentioned 10-day period shall be resolved in accordance with Section 9.15 of the Share Purchase Agreement.
7. INTEREST ON ESCROW FUNDS AND SR&ED ESCROW FUNDS
All interest accruing from the date of this Agreement on the Escrow Funds and the
SR&ED Escrow Funds or any part thereof held by the Escrow Agent shall accrue to the benefit of the party to which the portion of the Escrow Funds or the SR&ED Escrow
Funds, as the case may be, to which the interest relates is paid.
8. RELEASE OF ESCROW FUNDS
The Escrow Agent shall disburse the Escrow Funds and the SR&ED Funds as follows:
8.1	If the Significant Shareholders become entitled to a payment as a result of the receipt of the SR&ED Cheque(s) pursuant to Section 2.02(a) of the Share Purchase Agreement, the Purchaser and the Sellers’ Representative shall jointly execute and deliver to the Escrow Agent a written direction, substantially in the form of Exhibit “A” hereto directing the Escrow Agent to pay to the Significant Shareholders such amount, in accordance with Sections 2.02(a), 7.01(a)(iv) and 8.02(e) of the Share Purchase Agreement. The Escrow Agent shall be entitled exclusively to rely on such direction, without any further inquiry or calculation by the Escrow Agent whatsoever.

8.2	Following payment of the sums contemplated at Section 8.1 of this Agreement, the Purchaser and the Sellers’ Representative shall jointly execute and deliver to the Escrow Agent a written direction, substantially in the form of Exhibit “A” hereto directing the Escrow Agent to disburse any remaining SR&ED Escrow Funds to the Significant Shareholders in accordance with their proportionate share of the Purchase Price as set forth in Schedule A of this Agreement, without any further inquiry or calculation by the Escrow Agent whatsoever.

8.3	The Escrow Agent shall disburse any remaining SR&ED Escrow Funds to the Significant Shareholders in accordance with their proportionate share of the Purchase Price as set forth in Schedule A of this Agreement, on the Release Date.

8.4	The Escrow Agent shall disburse any remaining Escrow Funds to the Significant Shareholders in accordance with their proportionate share of the Purchase Price as set forth in Schedule A of this Agreement, on the Release Date.
Notwithstanding the foregoing, any portion of the Escrow Funds or the SR&ED Escrow Funds which is the subject of an unresolved Claim, on the Release Date shall not be released by the Escrow Agent until (i) such dispute has been resolved by the Purchaser and the Sellers’ Representative and the Escrow Agent has received notice of resolution of such Claim, or (ii) the dispute has been finally determined in accordance with Section 9.15 of the Share Purchase Agreement.
9. COSTS AND EXPENSES
Purchaser and Double-Take jointly and severally to be responsible for (i) payment of the Escrow Agent reasonable compensation for the services to be rendered hereunder, which shall be as set forth in Schedule “B” of this Agreement, and (ii) payment or reimbursement to the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable legal fees and expenses, incurred or made by it in connection with the preparation execution, delivery, performance, modification and/or termination of this Escrow Agreement. The Escrow Agent shall invoice Double-Take for any fees expenses or costs payable under this Section 9. If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent or its counsel hereunder are not paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Funds and may sell, liquidate, convey or otherwise dispose of any investment in respect of the Escrow Funds for such purpose. The obligation in this Section shall survive the termination or discharge of this Agreement or the resignation or removal of the Escrow Agent.
10. LIMITATION OF LIABILITY
10.1	The Escrow Agent, with respect to the matters herein dealt with, is not a party to, or is not bound by, any provisions which may be evidenced by, or arise out of, any agreement other than as herein set forth under the express provisions of this Agreement.

10.2	The Escrow Agent acts hereunder as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form or execution of such instrument, or for the identity or authority or right of any party hereto executing or depositing it. The Escrow Agent’s duties are administrative in nature and the Escrow Agent shall not incur any liability whatsoever other than for its willful misconduct or negligence.

10.3	The Escrow Agent shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to the Escrow Agent.

10.4	The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document apparently signed by the proper party hereto.

10.5	The Escrow Agent may seek the advice of legal counsel in the event of any question or dispute as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such legal counsel. The

Escrow Agent shall not be required to institute legal proceedings of any kind. If the Escrow Agent does elect to act, it will do so only to the extent that it is indemnified by the other parties hereto to its satisfaction against the cost and expense of such proceedings.
10.6	The Escrow Agent may pay the Escrow Funds, the SR&ED Escrow Funds or any portion thereof (and any interest earned thereon, less any amounts owing under Section 9) into court for a determination by such court as to the entitlement to such Escrow Funds or SR&ED Escrow Funds (and any interest earned thereon, less any amounts owing under Section 9) at any time and the Escrow Agent shall thereupon be released from any obligation hereunder.

10.7	The Escrow Agent shall not be accountable for the default or misconduct of any agent or legal counsel employed or appointed by it if such agent or legal counsel shall have been selected with reasonable care.

10.8	The Escrow Agent shall not be liable for any error of judgment, or for any act done or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or omit from doing in connection herewith, except its own willful misconduct or negligence.

10.9	Double-Take, the Purchaser and the Significant Shareholders solidarily undertake to indemnify and hold harmless the Escrow Agent for any claims, losses, damages, costs and expenses, including fees, disbursements and out-of-pocket expenses of any agent and legal counsel, related to the execution of its obligations, and to pay the fees, disbursements and out-of-pocket expenses of the Escrow Agent in acting as set out in this Escrow Agreement (collectively the “Obligations”).

10.10	The Escrow Agent shall be obliged to disburse only the Escrow Funds and the SR&ED Escrow Funds held pursuant to this Agreement and the interest thereon and shall have no obligation to disburse or expend its own funds or assets.

10.11	Any interest accrued on the Escrow Funds or the SR&ED Escrow Funds shall be disbursed to the same persons and at the same time on which the principal upon such interest accrued.

10.12	In the event of any disagreement under the terms of the Escrow Agreement, the Escrow Agent will be entitled, at its option, to refuse to comply with any and all demands whatsoever until the dispute is settled either by a written agreement between the parties to the applicable agreement or by a court of competent jurisdiction.

10.13	The Escrow Agent will have no responsibility with respect to the delivery or non-delivery of any securities to it unless actually received.

10.14	In the event that any funds received by the Escrow Agent are in the form of an uncertified cheque or cheques, the Escrow Agent shall be entitled to delay the time for release of such part of the funds until such uncertified cheque or cheques have cleared in the ordinary course of business by the financial institution upon which the same are drawn.
10.15	The forwarding of a cheque by the Escrow Agent or the sending of monies by wire transfer as may be directed will satisfy and discharge the liability for any amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deduction or withheld as required by law) unless such cheque is not honored on presentation; provided that in the event of the non-receipt of such cheque by the payee, or the loss or destruction thereof, the Escrow Agent, upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement cheque for the amount of such cheque drawn.

10.16	If an action is to be taken by the Escrow Agent on a day when its office is closed for business, then that action will be taken on the next succeeding business day.

10.17	The Escrow Agent shall bear no responsibility for any delay in the transfer or sale of any securities resulting from the insufficiency of transfer or supporting documents provided to it by the holder.

10.18	Each party to this Agreement hereby represents to the Escrow Agent that any account to be opened by, or interest to held by, the Escrow Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (i) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Escrow Agent’s prescribed form as to the particulars of such third party.

10.19	The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days written notice to the Purchaser and the Sellers’ Representative, provided that (i) the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) if such circumstances are rectified to the Escrow Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.
11. RESIGNATION OF ESCROW AGENT

The Escrow Agent may resign at any time by giving thirty (30) calendar days’ prior notice in writing to Double-Take, the Purchaser and the Sellers’ Representative and Double-Take, the Purchaser and the Sellers’ Representative shall jointly appoint a new escrow agent, in writing, in the place of the Escrow Agent so resigned, prior to the effective date of resignation of the Escrow Agent, and, in the event of their failure to do so, a new escrow agent may be appointed by a judge of a court of the Province of Québec upon application of any interested party. In the event that the Escrow Agent resigns in accordance with the provisions of this Section 11, the Escrow Agent shall deliver the Escrow Funds and the SR&ED Escrow Funds together with all accrued interest thereon and any documentation sent or received by the Escrow Agent in connection with this Agreement, to the escrow agent replacing it hereunder, and such new escrow agent, without further act, shall be vested and have all rights, powers and authority granted to the Escrow Agent hereunder and be subject in all respects to the terms, conditions and provisions hereof.
12. COMPLIANCE WITH JUDICIAL PROCEEDINGS
If any property held by the Escrow Agent hereunder shall be attached, garnished or levied upon under any order of a court, or the delivery thereof shall be stayed or enjoined by any order of a court, or any other order, judgment or decree shall be made or entered by a court affecting such property or any part thereof or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and if the Escrow Agent obeys and complies with any such writ, order, judgment or decree, it shall not be liable to any of the other parties hereto, their successors or assigns or to any other person, firm or corporation, by reason of such compliance notwithstanding that such writ, order, judgment or decree is subsequently reversed, modified, annulled, set aside or vacated.
13. RELIANCE ON DOCUMENTS
13.1	The parties agree that the Escrow Agent shall not be required to make any determination or decision with respect to the validity of any Claim made by any party, or of any denial thereof, but shall be entitled to rely conclusively on the terms of this Agreement and the documents tendered to it in accordance with the terms of this Agreement.

13.2	The Escrow Agent shall have no responsibility to inquire into the genuineness or validity of any documents delivered to it and reasonably believed by it to have been signed by a proper person or persons and shall be entitled to rely thereon and shall not be liable or responsible for any action taken or omitted in good faith in accordance with the provisions thereof and hereof.
14. TERMINATION
This Agreement shall terminate and the Escrow Agent shall be released from all its obligations hereunder upon the final release by the Escrow Agent, or its replacement under Section 11 pursuant hereto, of the Escrow Funds and the SR&ED Escrow Funds in the manner contemplated hereunder.
15. CURRENCY
Unless otherwise provided for, all amounts mentioned herein are in United States dollars.
16. NOTICE
Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and delivered or sent by telecopier addressed to:
16.1	If to the Purchaser or Double-Take:
Double-Take Software, Inc.
257 Turnpike Road
Southborough, MA 01772
Attn: S. Craig Huke
Fax: (508) 358-2511
with copies (which shall not constitute notice) to:
Hogan & Hartson L.L.P.
111 S. Calvert Street, Suite 1600
Baltimore, MD 21202
Attn: A. Lynne Puckett
Fax: (410) 539-6982
16.2	If to the Sellers, a copy to:
Capvest Equities Inc.
2000 Peel Street
Suite 900
Montreal, Quebec H3A 2W5
Attention: Louis Newman
Telecopier: (514) 284-1054

with copies (which shall not constitute notice) to:
Osler, Hoskin & Harcourt LLP
1000 De La Gauchetière Street West,
Suite 2100
Montréal, QC
Canada
H3B 4W5
Attn: Shahir Guindi
Fax: 514-904-8101
16.3	If to the Escrow Agent:
Computershare Trust Company of Canada
1500 University Street
Suite 700
Montreal, Quebec H3A 3S8
Attention: Manager, Corporate Trust
Facsimile No.: (514) 982-7677
and any notice, direction or other instrument aforesaid shall be deemed to have been received on the day of its delivery or the day following its transmission. Any party hereto may change its address for notices hereunder from time to time by notice given to the other party hereto in accordance with the foregoing.
17. ENTIRE AGREEMENT
For the purposes of the Escrow Agent only, this Agreement constitutes the whole and entire agreement between the parties with respect to the subject hereof and cancels and supersedes any prior agreement, offers, acceptances, undertakings, representations or declarations, whether verbal or in writing, in respect of the subject matter of this Agreement.
18. SEVERABILITY
In the event that a provision of this Agreement is declared invalid or unenforceable by a court having jurisdiction, the invalidity or enforceability of such provision shall not affect the validity or enforceability of the other provisions which shall continue in full force and effect.
19. AMENDMENTS
This Agreement may be amended by and upon written notice to the Escrow Agent at any time given jointly by the Purchaser and the Sellers’ Representative, but the duties and responsibilities of the Escrow Agent shall not be increased and the indemnities of the

Escrow Agent shall not be decreased without its written consent. No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the party to be bound.

20.	PREMISES

The premises to this Agreement shall form integral part hereof.

21.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement.

22.	FURTHER ASSURANCES

Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other parties may, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

23.	ASSIGNMENT, SUCCESSORS AND ASSIGNS
23.1	This Agreement shall not be assigned by any party hereto without the written consent of the other parties hereto.

23.2	Notwithstanding the foregoing, any entity resulting from the merger, amalgamation or continuation of the Escrow Agent or succeeding to all or substantially all of its corporate trust business (by sale of such business or otherwise), shall thereupon automatically become the Escrow Agent hereunder without further act or formality.

23.3	Notwithstanding the foregoing, this Agreement may be assigned by Double-Take or Purchaser without the consent of the other parties to a wholly-owned subsidiary or an affiliate, as defined in the Canada Business Corporations Act, provided that such subsidiary or affiliate enters into a written agreement with the other parties to be bound by the provisions of this Agreement in all respects and to the same extent as Double-Take or Purchaser is bound and provided that Double-Take or Purchaser shall continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such subsidiary or affiliate fails to do so.
24.	GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

25.	EXECUTION AND DELIVERY

This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

26.	LANGUAGE

The parties have requested that this Agreement and all related documents be drawn up in English. Les parties ont exigé que le présent contrat ainsi que tous les documents qui s’y rattachent soient rédigés en anglais.

IN WITNESS WHEREOF the parties have signed this Agreement on the date first hereinabove mentioned.

LOUIS NEWMAN, IN HIS CAPACITY OF SELLERS’ REPRESENTATIVE
By:

VENTURES WEST 8 LIMITED PARTNERSHIP, BY ITS GENERAL PARTNER, VENTURES WEST 8 MANAGEMENT LTD.
By:
Name:
Title:

DESJARDINS CAPITAL DE DÉVELOPPEMENT MONTRÉAL MÉTROPOLITAIN, OUEST ET NORD DU QUÉBEC INC.
By:
Name:
Title:

By:
Name:
Title:

[Signatures continue on next page]

- xv -

CAPITAL RÉGIONAL ET COOPÉRATIF DESJARDINS
By:
Name:
Title:

By:
Name:
Title:

BDC CAPITAL INC.
By:
Name:
Title:

By:
Name:
Title:

CAPVEST EQUITIES INC.
By:
Name:
Title:

COMPUTERSHARE TRUST OF COMPANY OF CANADA
By:
Name:
Title:

By:
Name:
Title:

[Signatures continue on next page]

- xvi -

DOUBLE-TAKE SOFTWARE, INC.
By:
Name:
Title:

DOUBLE-TAKE SOFTWARE CANADA INC.
By:
Name:
Title:

The Company has omitted the following schedules and similar attachments in accordance with Regulation S-K 601(b)(2):
Schedule “A” – Proportionate Share of Purchase Price
Schedule “B” – Schedule of Escrow Agent Fees
Exhibit A – Direction
The Company will furnish the omitted schedules and similar attachments to the U.S. Securities and Exchange Commission upon request.